UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 1, 2010

Famous Uncle Al’s Hot Dogs & Grille, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-132948	20-2791397
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 East Rio Salado Parkway
Suite 900
Tempe, Arizona 85281
(Address of principal executive offices) (Zip Code)

(480) 366-5818
(Registrant’s telephone number, including area code)

282 Katonah Ave, Suite 137
Katonah NY 10536
(Former name or former address, if changed since last report)

Copies to:
Kristina L. Trauger, Esq.
Gary S. Eaton, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
(732) 409-1212

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  All statements other than statements of historical fact contained in this Current Report on Form 8-K, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements.  We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology.  Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this Current Report on Form 8-K, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  Moreover, we operate in a very competitive and rapidly changing environment.  New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.  All forward-looking statements included in this document are based on information available to us on the date hereof, and we assumes no obligation to update any such forward-looking statements

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this Current Report on Form 8-K.  Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this Current Report on Form 8-K to conform our statements to actual results or changed expectations.

Item 1.01 Entry into a Material Definitive Agreement

As more fully described in Item 2.01 below, we acquired American Standard Energy Corp.  (the “Merger”), an oil exploration and production company, in accordance with a Share Exchange Agreement dated October 1, 2010 (the “Share Exchange Agreement”) by and among Uncle Al’s Famous Hot Dogs & Grille, Inc. (“we,” “Uncle Al’s” or the “Company”), American Standard Energy Corp. (“American Standard” or “ASEC”) and the shareholders of American Standard (the “American Standard Shareholders”).  The closing of the transaction (the “Closing”) took place on October 1, 2010 (the “Closing Date”).  On the Closing Date, we acquired 100% of the outstanding shares of common stock of American Standard (the “ASEC Stock”) and additional consideration of $25,000 from the American Standard Shareholders.  In exchange for the American Standard Stock and the additional consideration, the American Standard Shareholders acquired from us 22,000,000 shares of our common stock on a fully diluted basis (the “Exchange Shares”).

Upon Closing, American Standard became a wholly-owned subsidiary of the Company. The directors of the Company have approved the Share Exchange Agreement and the transactions contemplated under the Share Exchange Agreement. The directors of American Standard have approved the Share Exchange Agreement and the transactions contemplated thereunder. A copy of the Share Exchange Agreement is included as Exhibit 2.1 to this Current Report and is hereby incorporated by reference. All references to the Share Exchange Agreement and other exhibits to this Current Report are qualified, in their entirety, by the text of such exhibits.

Upon closing, the Company entered into a Stock Cancellation Agreement with Troy Pope, the principal shareholder of the Company.  Pursuant to the terms of the Stock Cancellation Agreement, Mr. Pope cancelled his 25,000,000 shares of restricted common stock (the “Pope Shares”) for the aggregate sum of Twenty-Five Thousand US Dollars ($25,000). Additionally, as consideration for extinguishing all outstanding liabilities of the Company as of the Closing Date, the Company shall transfer its restaurant franchising rights to Famous Uncle Al’s Hot Dogs & Grille, LLC, a Nevada Company, within thirty days of the Closing.

As a further condition of the Merger, Mr. Valentino and Mr. Esposito, the current officers and directors of the Company resigned and Scott Feldhacker and Richard MacQueen were appointed as the new directors and the following persons were appointed as officers:

NAME	POSITION

Scott Feldhacker	Chief Executive Officer
Richard MacQueen	President
Andrew Wall, Esq.	Secretary and General Counsel
Scott Mahoney	Chief Financial Officer

The Merger transaction is discussed more fully in Section 2.01 of this Current Report. The information therein is hereby incorporated in this Section 1.01 by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

CLOSING OF EXCHANGE AGREEMENT

As described in Item 1.01 above, on October 1, 2010, we acquired American Standard Energy Corp., a Nevada corporation (herein after referred as American Standard Energy Corp., American Standard, or ASEC), which was formed for the purposes of exploration and production of oil and gas properties primarily in Texas and the northern regions of the U.S. known as the Bakken or Bakken Shale Formation, in accordance with the Share Exchange Agreement. The Closing took place on October 1, 2010 where we acquired 100% of the American Standard Stock from the American Standard Shareholders and, accordingly, American Standard became a wholly-owned subsidiary of the Company.  In exchange, the American Standard Shareholders acquired the Exchange Shares representing approximately 86.1% of the Company’s Common Stock after the cancellation of the Pope Shares.

The directors of the Company have approved the Share Exchange Agreement and the transactions contemplated under the Share Exchange Agreement.

American Standard was incorporated in Nevada on April 2, 2010 for the purposes of acquiring certain oil and gas properties (the "Business") from Geronimo Holding Corporation (“Geronimo”), XOG Operating, LLC (“XOG”) and CLW South Texas 2008, LP (“CLW”) (collectively, the "XOG Group").  Randall Capps is the sole owner of XOG and Geronimo, and the majority owner of CLW.

On May 1, 2010, the XOG Group separated certain oil and gas properties from their operations by contributing the Business to American Standard in return for 80% of the common stock of American Standard.  These assets represented 5.61% of Geronimo’s assets as of March 31, 2010. The acquisition of the Business from the XOG Group was a transaction under common control and accordingly, the Company recognized the assets and liabilities acquired from the XOG Group at their historical carrying values and no goodwill or other intangible assets were recognized.

Scott Feldhacker, a director and the CEO of American Standard, is the son-in-law of Randall Capps.  Mr. Capps has been in the oil and gas business for 30 years as an owner and operator of oil and gas properties in 14 states.    Through his ownership interests in the XOG Group, Mr. Capps is the beneficial owner of the majority of the outstanding shares of ASEC.  For Mr. Capps, the formation of ASEC has enabled XOG Group to transfer assets to an affiliate under common control, with the intent to structure ASEC as a public company, with the expectation that ASEC may be able to source capital required for future investments in ASEC’s drilling programs.  At the same time, XOG Group is shifting its business focus away from property holdings with instead a focus on acting as an operating partner for oil and gas property holding companies.   XOG Group is expected to continue to phase out Geronimo’s holdings through divesture and development.

The oil and gas properties contributed by the XOG Group to American Standard consist of seven completed and operating wells within the Permian Basin region of West Texas  as well as over 10,000 acres of undeveloped leasehold rights in three primary regions:  (i) the Williston Basin of North Dakota, specifically the Bakken and Sanish Three Forks Shale Formations (referred to herein as “the Bakken”), (ii) the Eagle Ford Shale Formation in La Salle County, Texas (referred to herein as the “Eagle Ford”), and (iii) the Wolf Camp and Sprayberry formations found within the Permian Basin region of West Texas, originally owned by the University of Texas until 2009,  which are commonly referred to as the Wolfberry (herein referred to as the “University Assets”).

History

American Standard was incorporated in Nevada on April 2, 2010 for the purpose of acquiring the Business from the XOG Group as well as exploration for and producing oil and gas primarily in Texas and the northern regions of the U.S.  American Standard began operations on May 1, 2010 in conjunction with the contribution of the Business by the XOG Group in exchange for 80% of American Standard’s common stock issued to the XOG Group.  Because the XOG Group, American Standard and the Company are under the common control of Mr. Capps, both American Standard and the Company have recorded the assets and liabilities of the Business acquired from the XOG Group at their historical carrying values.

Overview

American Standard is a Nevada corporation formed for the purpose of acquiring the Business from the XOG Group and making capital investments in acreage acquisitions and working interests in existing or planned hydrocarbon production with a special focus on productive oil and natural gas prospects.  Its initial focus will be on acquiring and developing assets within the states of North Dakota and Texas.   Notwithstanding this initial focus, American Standard will pursue the acquisition of property and assets within other geographic areas that meet our general investment guidelines and targets.

ASEC currently holds working interests in seven producing leaseholds in the Permian Basin of West Texas.  These working interests grant us the right as the lessee of the property to explore for and to produce and own oil, gas or other minerals, while also bearing any related exploration, development, and operating costs.  American Standard also holds working interests in over 10,000 acres of undeveloped leaseholds in the Bakken, the Eagle Ford and the University Assets.

Permian Basin. ASEC owns two leasehold portfolios in the Permian Basin, one of which includes seven producing wells and two new wells currently being completed, and a significant undeveloped portfolio of leasehold acreage originally acquired from the University of Texas by XOG in 2009.

The Company has a working relationship with XOG, an affiliate of ASEC and a seasoned exploration and production operator based in Midland, Texas.  XOG has been operating in the Bakken area for the last two years procuring mineral leasehold rights and participating in wells. As an operator, XOG has been operating, developing and exploiting the Permian Basin, as well as operating in 14 other states, for 30 years.  This relationship could produce additional opportunities for land acquisition and joint ventures with various operators.

Bakken.  The Bakken Shale Formation stretches across portions of North Dakota and Montana. According to the U.S. Geological survey, the Bakken Shale formation could contain up to 3.65 billion barrels of recoverable oil.

Eagle Ford.  The Eagle Ford shale was not recognized as an economically viable oil and gas reservoir until recently and while it subsequently was viewed as a major natural gas play it is now also being seen as a significant oilfield when compared to its U.S. shale play peers. Due to evolving technology such as horizontal drilling and hydraulic fracturing, oil and gas can now be more easily extracted from shale formations.  The northern part of the Eagle Ford fairway is the oily section, which has lower pressure and high volumes of oil. Shell Oil, EOG Resources and PetroHawk Energy are a few of the many companies currently taking positions and developing this play.

Operations

The Company has structured its operations in such a way as to mitigate significant operating expenses by maintaining a limited in-house employee base outside of the Executive Team.  Overhead and staff will be kept to a bare minimum and the majority of operational duties will be outsourced to consultants and independent contractors.  The Company currently has no employees other than its four officers.  For each well, we enter into a joint operating agreement (“Operating Agreement”) with an operator who is responsible for the management and day-to-day operation of one or more crude oil and/or natural gas wells. The operator is generally a working-interest owner in the well or a company under contract to the working-interest owner(s).  Our relationship with our operators allows us to streamline our production and development activities, keeping our fixed overhead and non-leasehold capital investments to a minimum.

Drilling Projects

The Company plans to utilize its relationship with XOG and other operators for drilling and operating services through Operating Agreements and direct investments.  In addition, we will deploy capital into both our own prospects as well as others’ prospects while garnering a minority interest in wells.  We believe that we will be able to leverage our acreage position into more potential drilling sites as well as spread our risk through participating primarily in numerous small working interest positions, coupled with some majority interest working positions were we would rely on an outside operator to manage drilling and production operations.

Marketing and Customers

As a non-operator, the Company relies on the outside operator for the transportation, marketing/sales and account reporting for all production.  The operators of our wells are responsible for the marketing and sales of all production to regional purchasers of petroleum products, and we evaluate the credit worthiness of those purchasers periodically.

Governmental Regulation and Environmental Matters

Our operations are subject to various rules, regulations and limitations impacting the oil and natural gas exploration and production industry as a whole.  While our operating partners will be required to be in compliance with the extensive rules and regulations promulgated by federal, state, tribal and local authorities and agencies with regard to exploration and production including acquiring proper permits for drilling operations, drilling bonds and reports concerning operations, the Company will comply with all regulatory burdens it shares as a function of its interest in oil and gas leaseholds and the potential pooling of oil and natural gas properties. Failure to comply with any such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry may increase our cost of doing business and may affect our profitability. Although we believe we are currently in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on our financial condition and results of operations.

Competition

The oil and gas industry is very competitive and we compete with numerous other oil and gas exploration and production companies.  Many of these companies have resources which exceed those of ASEC.  Also, many of these companies are integrated in their approach which includes not only exploration and production but transportation, sales of resources and refining capabilities. The larger or integrated competitors may have the resources to be able to out bid our leasing abilities in certain high demand areas of the country.

The larger companies may also be able to better absorb the burden of existing and any changes to federal, state and local laws and regulations, which would adversely affect our competitive position.

Our ability to discover reserves and acquire additional properties in the future will be dependent upon our ability and resources to evaluate and select suitable properties and to consummate transactions in this highly competitive industry.  In addition, we may be at a disadvantage in producing oil and natural gas properties and bidding for exploratory prospects because we have fewer financial and human resources than other companies in our industry.  Should a larger and better financed company decide to directly compete with us and be successful in its efforts, our business could be adversely affected.

Competitive Advantage

We believe our competitive advantage is our “lean operating model”, which allows our focus to be on growth.  Our ability to efficiently utilize our capital and revenue at a greater percentage than most exploration and production companies for expanding our leasehold acreage and our participation in development gives us an advantage in growth and the flexibility to maneuver into new desirable leaseholds as they are discovered and proven.  Finally, our network of strategic relationships with the XOG Group, asset owners and other oil and gas concerns within the regions of interest will help source attractive properties for investment.

As a non-operator, we engage in the drilling process through operator’s drilling units that include our acreage position.   By eliminating the fixed staffing required to manage this process internally, this reduces our fixed employee cost structure and overhead.  We currently employ two different leasehold acquisition and ownership strategies.  These strategies are defined by nature of the oil and gas play involved, and the geographic location of the reserves in question.  We currently divide our strategies between our shale formation play activities in the Bakken and Eagle Ford of North Dakota and South Texas, respectively and our long-lived oil well activities in the Permian basin region of West Texas.

In the Bakken and Eagle Ford regions, we spread our development risk across a more diversified leasehold portfolio.  In these shale plays, we prefer to invest in 100 wells as a minority owner with a very small working interest and investment, versus 1 well as a majority owner. Through this approach, our company investment strategy reduces the possibility of large capital losses due to a dry hole or mechanical failure in which the entire well is abandoned and costs must be absorbed.  Further, because of our lean operating model we are not limited in acquisition size of leasehold acreage and participation.  Therefore, we believe we have more opportunity to acquire smaller but more numerous leasehold acreage in and around prolific plays which will be beneficial for us but insignificant for larger companies.

In the Permian Basin region of West Texas, ASEC maintains a different investment strategy.  We currently own majority working interest positions in 7 producing wells.  We also hold significant additional undeveloped leasehold rights in the Permian Basin region.  In total, we hold more than 4,200 acres of lease hold rights in the Permian Basin, and we hold the majority working interest in all of this acreage.  As we look to develop this acreage, we will rely on outside operators to manage drilling and production of the wells in which we hold the majority working interest.  Our Permian properties are primarily long-lived oil producing wells.

PROPERTIES

Office Locations

Our offices are located at 60 E. Rio Salado Parkway, Suite 900, Tempe AZ  85281. We have entered into a two year lease agreement on March 1, 2009 for our office space at a cost of $2,434 per month.  We also maintain a satellite office at XOG, 1801 W. Texas Ave., Midland TX that XOG allows us to use at no additional cost.

Leasehold Holdings

ASEC is currently developing properties in the Bakken Shale Formation of North Dakota, the Wolfberry Formation within the Permian Basin of West Texas, and the Eagle Ford Shale Formation of South Texas.

ASEC controls the rights to mineral leases covering approximately 10,775 net acres in the following three primary prospect areas. Within each area drilling has either commenced or will commence by the end of 2010:

❖
5,335 net acres targeting the Bakken and Sanish Three Forks Shale Formations in North Dakota.  Our working interest in the Bakken range from less than 1% to 100%.  Our Bakken working interests range from .5% to 100% with the median average per well working interest at or below 5%.

o
Approximately 770 net acres located in Mountrail County, North Dakota, within and surrounding to the north south and west of the Parshall Field currently being developed by EOG Resources.  Slawson Exploration Company, Inc. (“Slawson”) and others to target the Bakken Shale.  We have a 2.216727% Working Interest (“WI”) in Clearwater 7-04H Well and a 0.04882800% WI in the Palermo 1-13-12H Well.

o
Approximately 265 net acres located in Dunn  and Billings Counties, North Dakota, in which we are targeting the Bakken Shale and Three Forks/Sanish formations.  We have a 1.563183% WI in the Dennis Kadrmas 1-9-4H-143-96 Well.

o	Approximately 1,300 net acres located in Burke county, North Dakota, targeting the Bakken Shale and Three Forks/Sanish formations near significant drilling activities by Continental Resources;
o
Approximately 3,000 net acres located in McKenzie, Williams Counties, North Dakota, in which we are targeting the Bakken Shale; near and under drilling activities by Brigham and Continental.  We have a 0.05173901% WI in the ZI Stepanek #8-5H Well.

❖	4,200 net acres targeting the Wolfberry Formation within the Permian Basin in West Texas. We currently hold 100% working interest in all of our Permian acreage, including the University Assets.

o	Approximately 4,200 net acres located in Andrews, Reagan, Schleicher, Upton and Crockett Counties, Texas; our current producing 7 wells are in Upton county in which we maintain a 100% gross WI.
❖	1,200 net acres among the Eagle Ford Shale Formation in South Texas. We currently hold a 10% working interest in all of our Eagle Ford acreage.

o
Approximately 1,200 net acres located in Frio and LaSalle Counties, Texas, in which we are targeting the Eagle Ford Shale; development / operations by Cheyenne Petroleum. We have a 10% WI in the Irvin Family 2 Well.

Reserves

We completed our most recent reservoir engineering calculation as of December 31, 2009.  The estimates of the proved reserves at December 31, 2009 and 2008 are based on reports prepared by Williamson Petroleum Consultants, Inc. (the “Williamson Reports”), an independent petroleum engineering firm which are incorporated herein as Exhibits 99.2 and 99.3. Tables summarizing the results of our most recent reserve report are included under the heading “Unaudited Supplementary Information” to our financial statements included later in this report.

The following table provides a rollforward of the total proved reserves for the years ended December 31, 2009 and 2008, as well as proved developed and proved undeveloped reserves at the end of each respective year. Oil volumes are expressed in Bbls and natural gas volumes are expressed in Mcf.

	2009			2008
	Oil	Natural		Oil	Natural
		Gas	Total		Gas	Total
	(Bbls)	(Mcf)	(Boe)	(Bbls)	(Mcf)	(Boe)
Total Proved Reserves:
Balance, January 1	110,879	388,595	175,645	648,373	2,156,507	1,007,791
Revisions of previous estimates (a)	415,547	1,363,810	642,849	(527,983)	(1,727,921)	(815,970)
Production	(7,905)	(39,192)	(14,437)	(9,511)	(39,991)	(16,176)

Balance, December 31 (b)	518,521	1,713,213	804,057	110,879	388,595	175,645

Proved Developed Reserves:	57,975	331,576	113,238	46,249	194,704	78,700
Proved Undeveloped Reserves:	460,546	1,381,637	690,819	64,630	193,891	96,945
Total Proven Reserves	518,521	1,713,213	804,057	110,879	388,595	175,645

(a)
The revisions in previous estimates in 2008 and 2009 were largely due to the lower oil prices used in the December 31, 2008 reserve estimates compared to the December 31, 2007 and 2009 reserve estimates.  At the low oil prices used for December 31, 2008 estimate, most of our PUD locations were uneconomical.

(b)	Had the December 31, 2009 reserves been prepared using pricing according to the old SEC rules, total proved reserves would have been 91 MBoe greater.

Production

Pricing. The Company's proved oil and natural gas reserves are all located in the United States, primarily in the Permian Basin of West Texas. The estimates of the proved reserves at December 31, 2009 and 2008 are based the Williamson Reports which are incorporated herein as Exhibits 99.2 and 99.3. Proved reserves were estimated in accordance with the guidelines established by the SEC and the FASB.

The following table which can be found under the heading “Unaudited Supplementary Information” to our financial statements included later in this report summarizes the prices utilized in the reserve estimates for 2009 and 2008 as adjusted for location, grade and quality:

	As of December 31,
	2009	2008

Prices utilitzed in the reserve estimates:
Oil per Bbl(a)	$57.16	$42.98
Gas per MCF(b)	$5.81	$6.54

a)
The pricing used to estimate our 2009 reserves was based on a 12-month unweighted average first-day-of-the-month West Texas Intermediate posted price; whereas, the pricing used for 2008 was based on year-end West Texas Intermediate posted prices.

b)
The pricing used to estimate our 2009 reserves was based on a 12-month unweighted average first-day-of-the-month Henry Hub spot price; whereas, the pricing used for 2008 was based on year-end Henry Hub spot market prices.

Oil and natural gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment.

Production Costs.

The following table can be found under the heading “Unaudited Supplementary Information” to our financial statements included later in this report.

Oil and natural gas properties:
Proved	$3,494,346	$3,494,475
Unproved	1,113,339	193,512
Less: accumulated depreciation, depletion, and amortization	(1,062,505)	(827,794)

Net capitalized costs for oil and natural gas properties	$3,545,180	$2,860,193

Costs Incurred for Oil and Natural Gas Producing Activities

	Years Ended December 31,
	2009	2008

Unproved property acquisition costs:	$919,826	$193,512
Exploration	240,382	496,500
Development	(129)	2,107,191

Total costs incurred for oil and natural gas properties	$1,160,079	$2,797,203

Productive Wells

The following table summarizes gross and net productive oil wells by state as of June 30, 2010.  A net well represents our percentage ownership of a gross well.  No wells have been drilled (as of June 30, 2010) in our Burke county, North Dakota acreage.  The following table does not include wells in which our interest is limited to royalty and/or overriding royalty interests.  The following table also does not include wells which were awaiting completion, in the process of completion or awaiting flowback subsequent to fracture stimulation.

	Year Ended December 31, 2009
	Gross	Net
Texas	7	7

Total	7	7

Dry Holes

As of December 31, 2009, we have participated in the completion of 7 gross wells with a 100% success rate in the Permian Basin, Upton County Texas.

Drilling Activity

On May 1, 2010 the XOG Group contributed 7 gross (7 net) producing wells which are located in the Permian Basin and which we hold the majority working interests.  These wells contain an estimated 804,057 barrels of oil equivalents (Boe)  or proven oil and gas reserved, based on our 2009 engineering reports (see Unaudited Supplementary Information).  Of our total drillable acreage inventory (assuming one well per 640-acre spacing unit in all areas except our existing Permian operations, where 40-acre spacing is the norm), approximately 3% has been developed.

Our current producing wells in the Permian Basin generate limited revenues from the sale of oil or natural gas.  Since May 1, 2010, our activities have been limited to the negotiation of working interest (“WI”) agreements, mineral lease acquisitions and preliminary analysis of possible reserves and future production capabilities.  ASEC is executing its initial plan for the development of our properties.

Delivery Commitments

We do not currently have any delivery commitments for product obtained from our wells.

Employees

American Standard currently has a full-time staff of 4 officers who manage all day to day operations of the Company.  There currently are no plans to significantly increase staff by the end of 2010.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities.  The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Relating to Our Business

OUR LIMITED OPERATING HISTORY MAY NOT SERVE AS AN ADEQUATE BASIS TO JUDGE OUR FUTURE PROSPECTS AND RESULTS OF OPERATIONS.

American Standard Energy Corp. was incorporated on April 2, 2010 and has been funded thus far by its founders and officers.  To date we have engaged primarily in finalizing our business plan, establishing the corporate and other formalities necessary to begin operations, and negotiating relationships with other strategic business partners.  Accordingly, we have no operating history on which to base an evaluation of our business and prospects.  Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development.  We cannot assure you that we will be successful in addressing the risks we may encounter, and our failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations. Our future operating results will depend on many factors, including:

•	our ability to raise adequate working capital;

•	the successful development and exploration of our properties;

•	demand for natural gas and oil;

•	the performance level of our competition;

•	our ability to attract and maintain key management and employees; and

•
our ability to efficiently explore, develop and produce sufficient quantities of marketable natural gas or oil in a highly competitive and speculative environment while maintaining quality and controlling costs.

To achieve profitable operations in the future, we must, alone or with others, successfully manage the factors stated above, as well as continue to develop ways to enhance our production efforts, once they commence.  Despite our best efforts, we may not be successful in our exploration or development efforts, or obtain required regulatory approvals.  There is a possibility that some, or all, of our wells may never produce natural gas or oil.

THE POSSIBILITY OF A GLOBAL FINANCIAL CRISIS MAY SIGNIFICANTLY IMPACT OUR BUSINESS AND FINANCIAL CONDITION FOR THE FORESEEABLE FUTURE.

The credit crisis and related turmoil in the global financial system may adversely impact our business and our financial condition, and we may face challenges if conditions in the financial markets do not improve.  Our ability to access the capital markets may be restricted at a time when we would prefer or be required to raise financing.  Such constraints could have a material negative impact on our flexibility to react to changing economic and business conditions.  The economic situation could also have a material negative impact on the operators upon whom we are dependent for drilling our wells, and our lenders, causing us to fail to meet our obligations to them or for them to fail to meet their obligations to us.  Additionally, market conditions could have a material negative impact on any crude oil hedging arrangements we may employ in the future if our counterparties are unable to perform their obligations or seek bankruptcy protection.  While we believe we have sufficient capital to fund our 2010 drilling schedule, additional capital would be required in the event that we accelerate our drilling program or should crude oil prices decline substantially resulting in significantly lower revenues from which we would fund a portion of our drilling obligations.

THE FUTURE OF THE COMPANY IS ENTIRELY DEPENDENT ON THE SUCCESSFUL ACQUISITION AND DEVELOPMENT OF PRODUCING AND RESERVE RICH PROPERTIES.

We are in the initial stages of the acquisition of our portfolio of leaseholds and other natural resource holdings.  We will continue to supplement this portfolio with additional sites and leaseholds to our portfolio.  Our ability to meet our growth and operational objectives will depend on the success of our acquisitions and our relationship with XOG, and there is no assurance that the integration of future assets and leaseholds will be successful.  Although management expects all future transactions between the Company and its affiliates to be conducted on arms-length basis, the possibility exists that such transactions may not be considered arms-length when executed due to Randall Capps’ common ownership of the Company, Geronimo, XOG and CLW.

OUR LACK OF DIVERSIFICATION WILL INCREASE THE RISK OF AN INVESTMENT IN OUR COMPANY, AND OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY DETERIORATE IF WE FAIL TO DIVERSIFY.

Our business focus is on the oil and gas industry and initially, our interest will be in a limited number of properties in the Bakken, Eagle Ford, and Permian Basin.  Larger companies have the ability to manage their risk by diversification.  However, we will lack diversification, in terms of both the nature and initially in the geographic scope of our business.  As a result, we will likely be impacted more acutely by factors affecting our industry or the regions in which we operate than we would if our business were more diversified, enhancing our risk profile.  If we do not diversify our operations, our financial condition and results of operations could deteriorate.

THE MARKET ACCEPTANCE OF OUR PRODUCT-SERVICE MIX IS UNCERTAIN.

Even if we are successful in the acquisition of relevant producing and reserve rich properties and leaseholds our success will also depend upon the regional and global market for oil and natural gas futures and pricing.  We cannot guarantee favorable market conditions for our products.

WE MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL THAT WE WILL REQUIRE TO IMPLEMENT OUR BUSINESS PLAN, WHICH COULD RESTRICT OUR ABILITY TO GROW.

We expect to be able to fund our 2010 capital budget partially with our operating cash flows, in conjunction with the private placement capital raise, additional stock offerings, and potential bank credit facilities.    We may require additional capital to continue to grow our business via our immediate drilling program of our current properties and to further expand our exploration and development and leasehold acquisition programs.  We may be unable to obtain additional capital if and when required.

Future acquisitions and future drilling/development activity will require additional capital that may exceed operating cash flow.  In addition, our administrative costs (such as limited salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require cash resources.

We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means.  We may not be successful in identifying suitable financing transactions in the time period required or at all, and we may not obtain the required capital by other means.  If we do not succeed in raising additional capital, our resources may be insufficient to fund our planned expansion of operations following 2010.

Any additional capital raised through the sale of equity may dilute the ownership %age of our stockholders.  Raising any such capital could also result in a decrease in the nominal fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity.  The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of other derivative securities, and issuances of incentive awards under equity employee incentive plans, may have a further dilutive effect.

Our ability to obtain financing, if and when necessary, may be impaired by such factors as the capital markets (both generally and in the oil and gas industry in particular), our limited operating history, the location of our oil and natural gas properties and prices of oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to us) and the departure of key employees.  Further, if oil or natural gas prices on the commodities markets decline, our revenues will likely decrease and such decreased revenues may increase our requirements for capital.  If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), we may be required to cease our operations, divest our assets at unattractive prices or obtain financing on unattractive terms.

STRATEGIC RELATIONSHIPS UPON WHICH WE MAY RELY ARE SUBJECT TO CHANGE, WHICH MAY DIMINISH OUR ABILITY TO CONDUCT OUR OPERATIONS.

Our ability to successfully acquire additional properties, to increase our reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with XOG and industry participants and our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment.  These realities are subject to change and our inability to maintain close working relationships with XOG and industry participants or continue to acquire suitable property may impair our ability to execute our business plan.

To continue to develop our business, we will endeavor to use the business relationships of our management to enter into strategic relationships, which may take the form of joint ventures with other private parties and contractual arrangements with other oil and gas companies, including those that supply equipment and other resources that we will use in our business.  We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them.  In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain our relationships.  If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

WE MUST REACH AGREEMENTS WITH THIRD PARTIES, AND CONTINUE OUR RELATIONSHIP WITH XOG, TO SUPPLY US WITH THE EXPERTISE, SERVICES AND INFRASTRUCTURE NECESSARY TO OPERATE OUR BUSINESS, AND THE LOSS OF ACCESS TO THIS EXPERTISE, THESE SERVICES AND INFRASTRUCTURE COULD CAUSE OUR BUSINESS TO SUFFER, WHICH, IN TURN, COULD DECREASE OUR REVENUES AND INCREASE OUR COSTS.

We have certain contemplated strategic vendor relationships that will be critical to our strategy.  We cannot assure that these relationships can be maintained or obtained on terms favorable to us or at all.  Our success depends on substantially obtaining relationships with strategic partners, such as providers of investment banks, accounting firms, legal and operational relationships.  If we are unable to obtain or maintain our relationship with strategic partners, our business, prospects, financial condition and results of operations may be materially adversely affected.

WE ARE DEPENDENT ON CERTAIN KEY PERSONNEL.

The Company is dependent on the services of Scott Feldhacker, its CEO, Richard MacQueen, its President, Andrew Wall, its General Counsel, and Scott Mahoney, its Chief Financial Officer.   The loss of services of any of these individuals could impair the Company’s ability to complete the acquisition of assets and leaseholds and completion of all relevant managerial and legal logistics and requirements and could have a material adverse effect on the Company’s business, financial condition and results of operations.

RANDALL CAPPS, THE FATHER IN LAW OF OUR NEW CHIEF EXECUTIVE OFFICER, HAS MAJORITY VOTING CONTROL OF OUR COMMON STOCK.

Mr. Capps has beneficial control over the majority of the common stock the Company as the beneficial owner of XOG Operating LLC and Geronimo Holdings Corp., the majority owner of CLW South Texas 2008 LLP as well as 360,000 shares owned individually and as the beneficial owner of 60,000 shares as the legal guardian of Hayden Pitts. Subsequent to the Closing of the Share Exchange Agreement, Mr. Capps will have beneficial and voting control of 16,430,000 common shares or approximately 64% of the Company’s outstanding common stock. The voting control allows Mr. Capps to determine the outcome of any vote requiring shareholder approval. He may be able to exert significant control over our management and affairs requiring shareholder approval. He may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may expedite approval of company decisions, or have the effect of delaying or preventing a change in control, adversely affect the market price of our common stock, or be in the best interests of all our stockholders.

WE MAY BE IMPACTED BY GENERAL ECONOMIC CONDITIONS.

We may be susceptible to negative trends in the national and/or regional economies as well as fluctuations in oil prices and futures.  The success of our business depends, in part, on a number of factors related to spending patterns in the overall economy.

THERE IS SUBSTANTIAL COMPETITION FOR START UPS IN THE OIL AND GAS INDUSTRIES.

The oil and gas industry is highly competitive.  Other oil and gas companies may seek to acquire oil and gas leases and other properties and services we require to operate our business in the planned areas.  This competition is increasingly intense as prices of oil and natural gas on the commodities markets have risen in recent years.  Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors.  Competitors include larger companies which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage.  In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests.  If we are unable to compete effectively or respond adequately to competitive pressures, our results of operation and financial condition may be materially adversely affected.

WE NEED TO CONTINUE TO DEVELOP AND MAINTAIN OUR DIVERSE PORTFOLIO OF LEASEHOLDS AND PRODUCING PROPERTIES.

To remain competitive we must continue to enhance and improve our reserve and producing properties and leaseholds. We need to seek available properties and leaseholds in various locations including the Bakken and Eagle Ford formations as well as the Permian Basin among others.  These efforts may require us to choose one available property in lieu of another which increases risk to our potential holdings.

Risks Related to Our Industry

GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES COULD AFFECT THE DEVELOPMENT AND EXPLORATION OF OIL, GAS, AND OTHER NATURAL RESOURCES.

A number of potential legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of oil, natural gas and other natural resources including within the primary geographic areas in which we hold properties.  The adoption of new laws or the application of existing laws may decrease the growth in the demand for natural resources which could in turn decrease the usage and demand for our services or increase our cost of doing business.

CRUDE OIL AND NATURAL GAS PRICES ARE VERY VOLATILE.  A PROTRACTED PERIOD OF DEPRESSED OIL AND NATURAL GAS PRICES MAY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR CASH FLOWS.

The oil and gas markets are very volatile, and we cannot predict future oil and natural gas prices.  The price we receive for our oil and natural gas production heavily influences our revenue, profitability, access to capital and future rate of growth.  The prices we receive for our production and the levels of our production depend on numerous factors beyond our control.  These factors include, but are not limited to, the following:

•	changes in global supply and demand for oil and gas by both refineries and end users;

•	the actions of the Organization of Petroleum Exporting Countries;

•	the price and quantity of imports of foreign oil and gas;

•	political and economic conditions, including embargoes, in oil-producing countries or affecting other oil-producing activity;

•	the level of global oil and gas exploration and production activity;

•	the level of global oil and gas inventories;

•	weather conditions;

•	technological advances affecting energy consumption;

•	domestic and foreign governmental regulations;

•	proximity and capacity of oil and gas pipelines and other transportation facilities;

•	the price and availability of competitors’ supplies of oil and gas in captive market areas; and

•	the introduction, price and availability of alternative forms of fuel to replace or compete with oil and natural gas .

Furthermore, the recent worldwide financial and credit crisis has generally reduced the availability of liquidity and credit to fund the continuation and expansion of industrial business operations worldwide.  The shortage of liquidity and credit combined with recent substantial losses in worldwide equity markets has lead to a worldwide economic recession.  The slowdown in economic activity caused by such recession has reduced worldwide demand for energy and resulted in somewhat lower oil and natural gas prices.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically and therefore potentially lower our reserve bookings.  A substantial or extended decline in oil or natural gas prices may result in impairments of our proved oil and gas properties and may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.  To the extent commodity prices received from production are insufficient to fund planned capital expenditures; we will be required to reduce spending or borrow to cover any such shortfall.  Lower oil and natural gas prices may also reduce the amount of our borrowing base under any potential future credit agreement, which is typically determined at the discretion of the lenders based on the collateral value of our proved reserves that have been mortgaged to the lenders, and is typically subject to regular redeterminations, as well as special redeterminations.

TAXATION OF NATURAL RESOURCES COULD SLOW THE DEMAND OF OUR INDUSTRY.

The tax treatment of the oil and natural gas could undergo substantial changes in the immediate and less immediate future.  A number of proposals have been made at the federal, state and local level and by various foreign governments to impose taxes on the sale of goods and services and other non-renewable natural resources.  Any future tax change could significantly affect the profitability of our industry and also lower demand for oil, natural gas, and other natural resources.

DRILLING FOR AND PRODUCING OIL AND NATURAL GAS ARE HIGH RISK ACTIVITIES WITH MANY UNCERTAINTIES.

Our future success will depend on the success of our exploration, development, and production activities.  Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production.  Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations.  Our cost of drilling, completing and operating wells is often uncertain before drilling commences.  Overruns in budgeted expenditures are common risks that can make a particular project uneconomical.  Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and CO2;

•	equipment failures or accidents; and

•	adverse weather conditions, such as freezing temperatures, hurricanes and storms.

The presence of one or a combination of these factors at our properties could adversely affect our business, financial condition or results of operations.

OUR BUSINESS OF EXPLORING FOR OIL AND GAS IS RISKY AND MAY NOT BE COMMERCIALLY SUCCESSFUL, AND THE ADVANCED TECHNOLOGIES WE USE CANNOT ELIMINATE EXPLORATION RISK.

Our future success will depend on the success of our exploratory drilling program.  Oil and gas exploration and development involves a high degree of risk.  These risks are more acute in the early stages of exploration.  Our ability to produce revenue and our resulting financial performance are significantly affected by the prices we receive for oil and natural gas produced from wells on our acreage.  Especially in recent years, the prices at which oil and natural gas trade in the open market have experienced significant volatility and will likely continue to fluctuate in the foreseeable future due to a variety of influences including, but not limited to, the following:

•	domestic and foreign demand for oil and natural gas by both refineries and end users;

•	the introduction of alternative forms of fuel to replace or compete with oil and natural gas;

•	domestic and foreign reserves and supply of oil and natural gas;

•	competitive measures implemented by our competitors and domestic and foreign governmental bodies;

•	political climates in nations that traditionally produce and export significant quantities of oil and natural gas and regulations and tariffs imposed by exporting and importing nations;

•	weather conditions; and

•	domestic and foreign economic volatility and stability.

Our expenditures on exploration may not result in new discoveries of oil or natural gas in commercially viable quantities.  Projecting the costs of implementing an exploratory drilling program is difficult due to the inherent uncertainties of drilling in less known formations, the costs associated with encountering various drilling conditions, such as over-pressured zones and lost equipment, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof.

Even when used and properly interpreted, three-dimensional (3-D) seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators.  Such data and techniques do not allow the interpreter to know conclusively if hydrocarbons are present or economically producible.  In addition, the use of three-dimensional (3-D) seismic data becomes less reliable when used at increasing depths.  We could incur losses as a result of expenditures on unsuccessful wells.  If exploration costs exceed our estimates, or if our exploration efforts do not produce results which meet our expectations, our exploration efforts may not be commercially successful, which could adversely impact our ability to generate revenues from our operations.

WE MAY NOT BE ABLE TO DEVELOP OIL AND GAS RESERVES ON AN ECONOMICALLY VIABLE BASIS, AND OUR RESERVES AND PRODUCTION MAY DECLINE AS A RESULT.

If we succeed in discovering oil and/or natural gas reserves, we cannot assure that these reserves will be capable of production levels we project or in sufficient quantities to be commercially viable.  On a long-term basis, our viability depends on our ability to find or acquire, develop and commercially produce additional oil and natural gas reserves.  Without the addition of reserves through acquisition, exploration or development activities, our reserves and production will decline over time as reserves are produced.  Our future performance will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas we develop and to effectively distribute our production into our markets.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs.  Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs.  In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells.  These conditions include delays in obtaining governmental approvals or consents, shut-downs of connected wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions.  While we will endeavor to effectively manage these conditions, we cannot be assured of doing so optimally, and we will not be able to eliminate them completely in any case.  Therefore, these conditions could diminish our revenue and cash flow levels and result in the impairment of our oil and natural gas properties.

ESTIMATES OF OIL AND NATURAL GAS RESERVES THAT WE MAKE MAY BE INACCURATE AND OUR ACTUAL REVENUES MAY BE LOWER THAN OUR FINANCIAL PROJECTIONS.

We will make estimates of oil and natural gas reserves, upon which we will base our financial projections.  We will make these reserve estimates using various assumptions, including assumptions as to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.  Some of these assumptions are inherently subjective, and the accuracy of our reserve estimates relies in part on the ability of our management team, engineers and other advisors to make accurate assumptions.  Economic factors beyond our control, such as interest rates, will also impact the value of our reserves.

Determining the amount of oil and gas recoverable from various formations where we have exploration and production activities involves great uncertainty. The process of estimating oil and natural gas reserves is complex and will require us to use significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each property.  As a result, our reserve estimates will be inherently imprecise.  Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from those we estimate.  If actual production results vary substantially from our reserve estimates, this could materially reduce our revenues and result in the impairment of our oil and natural gas properties.

DRILLING NEW WELLS COULD RESULT IN NEW LIABILITIES, WHICH COULD ENDANGER OUR INTERESTS IN OUR PROPERTIES AND ASSETS.

There are risks associated with the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, craterings, sour gas releases, fires and spills, among others.  The occurrence of any of these events could significantly reduce our revenues or cause substantial losses, impairing our future operating results.  We may become subject to liability for pollution, blow-outs or other hazards.  We will do our best to insure ourselves with respect to these hazards; however, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities.  The payment of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets.  Moreover, we may not be able to maintain adequate insurance in the future at rates that are considered reasonable.  Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

DECOMMISSIONING COSTS ARE UNKNOWN AND MAY BE SUBSTANTIAL.  UNPLANNED COSTS COULD DIVERT RESOURCES FROM OTHER PROJECTS.

We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we use for production of oil and natural gas reserves.  Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.”  We accrue a liability for decommissioning costs associated with our wells, but have not established any cash reserve account for these potential costs in respect of any of our properties.  If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs.  The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

WE MAY HAVE DIFFICULTY DISTRIBUTING OUR PRODUCTION, WHICH COULD HARM OUR FINANCIAL CONDITION.

In order to sell the oil and natural gas that we are able to produce, the operators of our wells may have to make arrangements for storage and distribution to the market.  We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate.  This situation could be particularly problematic to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities.  These factors may affect our ability to explore and develop properties and to store and transport our oil and natural gas production and may increase our expenses.

Furthermore, weather conditions or natural disasters, actions by companies doing business in one or more of the areas in which we will operate, or labor disputes may impair the distribution of oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

ENVIRONMENTAL RISKS MAY ADVERSELY AFFECT OUR BUSINESS.

All phases of the oil and gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, state and municipal laws and regulations.  Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations.  The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities.  Compliance with such legislation can require significant expenditures, and a breach may result in the imposition of fines and penalties, some of which may be material.  Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs.  The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require us to incur costs to remedy such discharge.  The application of environmental laws to our business may cause us to curtail our production or increase the costs of our production, development or exploration activities.

OUR BUSINESS MAY SUFFER IF WE CANNOT OBTAIN OR MAINTAIN NECESSARY LICENSES.

Our operations will require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities.  Our ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to changes in regulations and policies and to the discretion of the applicable governments, among other factors.  Our inability to obtain, or our loss of or denial of extension of, any of these licenses or permits could hamper our ability to produce revenues from our operations.

CHALLENGES TO OUR PROPERTIES MAY IMPACT OUR FINANCIAL CONDITION.

Title to oil and gas properties is often not capable of conclusive determination without incurring substantial expense.  While we intend to make appropriate inquiries into the title of properties and other development rights we acquire, title defects may exist.  In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all.  If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the properties to which the title defects relate.  If our property rights are reduced, our ability to conduct our exploration, development and production activities may be impaired.  To mitigate title problems, common industry practice is to obtain a Title Opinion from a qualified oil and gas attorney prior to the drilling operations of a well.

WE WILL RELY ON TECHNOLOGY TO CONDUCT OUR BUSINESS, AND OUR TECHNOLOGY COULD BECOME INEFFECTIVE OR OBSOLETE.

We rely on technology, including geographic and seismic analysis techniques and economic models, to develop our reserve estimates and to guide our exploration, development and production activities.  We will be required to continually enhance and update our technology to maintain its efficacy and to avoid obsolescence.  The costs of doing so may be substantial and may be higher than the costs that we anticipate for technology maintenance and development.  If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired.  Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would were our technology more efficient.

Risks Associated with Our Securities

OUR COMMON STOCK IS QUOTED ON THE OTC BULLETIN BOARD WHICH MAY HAVE AN UNFAVORABLE IMPACT ON OUR STOCK PRICE AND LIQUIDITY.

Our Common Stock is quoted on the OTC Bulletin Board.  The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system.  The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

THERE IS LIMITED LIQUIDITY ON THE OTCBB.

When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information.  Due to lower trading volumes in shares of our Common Stock, there may be a lower likelihood of one’s orders for shares of our Common Stock being executed, and current prices may differ significantly from the price one was quoted at the time of one’s order entry.

OUR COMMON STOCK IS THINLY TRADED, SO YOU MAY BE UNABLE TO SELL AT OR NEAR ASKING PRICES OR AT ALL IF YOU NEED TO SELL YOUR SHARES TO RAISE MONEY OR OTHERWISE DESIRE TO LIQUIDATE YOUR SHARES.

Currently, our Common Stock is quoted in the OTC Bulletin Board market and the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in OTC Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending OTC Bulletin Board stocks because they are considered speculative, volatile and thinly traded. The OTC Bulletin Board market is an inter-dealer market much less regulated than the major exchanges and our Common Stock is subject to abuses, volatility and shorting. Thus, there is currently no broadly followed and established trading market for our Common Stock. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded there.

The trading volume of our Common Stock has been and may continue to be limited and sporadic. As a result of such trading activity, the quoted price for our Common Stock on the OTC Bulletin Board may not necessarily be a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of our Common Stock or to obtain accurate quotations as to the market value of our Common Stock and as a result, the market value of our Common Stock likely would decline.

OUR COMMON STOCK IS SUBJECT TO PRICE VOLATILITY UNRELATED TO OUR OPERATIONS.

The market price of our Common Stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our Common Stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our Common Stock.

OUR COMMON STOCK IS CLASSIFIED AS A “PENNY STOCK” AS THAT TERM IS GENERALLY DEFINED IN THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, TO MEAN EQUITY SECURITIES WITH A PRICE OF LESS THAN $5.00. OUR COMMON STOCK WILL BE SUBJECT TO RULES THAT IMPOSE SALES PRACTICE AND DISCLOSURE REQUIREMENTS ON BROKER-DEALERS WHO ENGAGE IN CERTAIN TRANSACTIONS INVOLVING A PENNY STOCK.

We will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our Common Stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our Common Stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.  In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•      the basis on which the broker or dealer made the suitability determination, and
•      that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of ASEC from  January 1, 2008 to June 30, 2010  should be read in conjunction with the Selected Combined and Consolidated Financial Data, ASEC’s financial statements, and the notes to those financial statements that are included elsewhere in this Form 8-K. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Form 8-K. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

      Business and basis of presentation

American Standard Energy Corp. (“American Standard” or “ASEC”) is a Nevada corporation whose principal business is the acquisition, exploration, development, and production of oil, gas and natural gas liquids.  American Standard sells its oil and gas products to domestic purchasers of crude oil and natural gas.

Formation of American Standard

American Standard was incorporated in Nevada on April 2, 2010 for the purposes of acquiring certain interests in oil and gas properties (the "Business") from Geronimo Holding Corporation (“Geronimo”), XOG Operating, LLC (“XOG”) and CLW South Texas 2008, LP (“CLW”) (collectively, the "XOG Group").  On May 1, 2010, the XOG Group separated certain oil and gas properties from their operations by contributing the Business to American Standard in return for 80% of the common stock of American Standard.  The acquisition of the Business from the XOG Group was a transaction under common control and accordingly, the Company recognized the assets and liabilities acquired from the XOG Group at their historical carrying values and no goodwill or other intangible assets were recognized.

Basis of presentation

The accompanying combined and consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Company began operations on May 1, 2010 following the acquisition of the Business from the XOG Group.  For the periods prior to May 1, 2010, the financial statements have been prepared on a “carve-out” basis from the XOG Group’s combined financial statements using historical results of operations, assets and liabilities attributable to the Business including allocations of expenses from the XOG Group.  The carve-out presentation basis reflects the fact that the Business represents a portion of the XOG Group and does not constitute a separate legal entity.  The combined financial statements  including the carve out Business may not be indicative of the Company’s future performance and may not reflect what its results of operations, financial position and cash flows would have been had the Company operated as an independent company during all of the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Business or the Company, it is reflected in the accompanying combined and consolidated financial statements.

Prior to the May 1, 2010 contribution from the XOG Group, the XOG Group provided certain corporate functions to the Business and costs associated with these functions were allocated to the Business. These functions included executive management, oil and gas property management, information technology, tax, insurance, accounting, legal and treasury services. The costs of such services were allocated to the Business based on the most relevant allocation method to the service provided, primarily based on relative net book value of assets. Management believes such allocations are reasonable; however, they may not be indicative of the actual expense that would have been incurred had the Business been operating as an independent company for all of the periods presented. The charges for these functions are included in general and administrative expenses.

Prior to the May 1, 2010 contribution from the XOG Group, the Company’s net XOG Group investment represented the XOG Group’s interest in the recorded net assets of the Business. The net XOG Group investment balance represented the cumulative net investment by the XOG Group in the Business through April 30, 2010.

Company Overview and Background

American Standard was formed on April 2, 2010, with the explicit intent to acquire certain assets from the XOG Group.  On April 20, 2010, ASEC commenced an offering to accredited investors for $2,000,000, with the rights to increase the offering to $3,000,000 in the event the offering was over-subscribed as an initial capital base.  On May 1, 2010 ASEC closed the acquisition of the assets from the XOG Group for stock consideration in American Standard Energy Corp.  The historical financial information presented here reflects the performance of the XOG Group’s assets which were “carved out” and contributed to American Standard on May 1, 2010.
On October 1, 2010, ASEC and the Company, a publicly held company listed on the OTC Bulletin Board, entered into the Share Purchase and Exchange Agreement.  Under that Agreement, the assets of American Standard were merged with and into the Company with the American Standard shareholders holding a majority of the shares of the Company.    Going forward, American Standard will be a wholly owned subsidiary of the Company, and the Company’s operations will be those of American Standard Energy Corp.

ASEC’s producing properties are solely in the Permian Basin of West Texas. We also hold significant acreage positions in and are actively participating in drilling in emerging plays located in the Eagle Ford shale formation of South Texas and the Williston Basin in North Dakota, where our operating partners are applying horizontal drilling, advanced fracture stimulation and enhanced recovery technologies. The following is a discussion of American Standard’s business operations including the performance of the assets acquired from the XOG Group.

Business Model

ASEC acquires and manages leasehold properties and produces oil and gas through a non-operator based business model.  We have and will continue to structure our business as a lean infrastructure acquirer and developer of hydrocarbon rich assets.  As a non-operator we will generate revenue by and through the conversion of our leasehold assets into non-operated working interests in multiple wells within the Bakken, Permian Basin, South Texas Shale Formations and other resource rich regions.  Additionally, we may generate funds through the sales of leasehold interests where we believe the economic return warrants such a transaction.

We have structured our organization around essential activities: asset acquisition and management, and financial planning.  Therefore, we will rely on third parties including drilling and production operators as well as other vendors with the experience and skill sets to help us execute on the balance of our business activities.  Such a model will allow American Standard to dedicate the capital and other resources towards sourcing and making operational our oil and gas investments.

American Standard has adopted an operating strategy of working with well-regarded oil and gas operators and will continue to develop working partnerships with operators and other service providers appropriate to the region and stage of development of our leasehold and mineral right assets.

We believe our competitive advantages are i) our efficient use and access to capital required to acquire and develop valuable assets and ii) our network of strategic relationships with the XOG Group and other asset owners, and other oil and gas concerns within the regions of interest to help source attractive properties for investment.  This network will expand our reach to attractively priced properties that meet our resource and investment parameters.  Additionally, our size and structure will allow us to make prudent investment decisions and work rapidly to execute on investment opportunities.

Our future financial results will depend primarily on: (i) the ability to source and screen potential projects; (ii) the ability to discover commercial quantities of natural gas and oil; (iii) the market price for oil and gas; and (iv) the ability to fully implement our exploration and development program, which is dependent on the availability of capital resources.  There can be no assurance that we will be successful in any of these respects, that the prices of oil and gas prevailing at the time of production will be at a level allowing for profitable production, or that we will be able to obtain additional funding to increase our currently limited capital resources.

Our primary drilling operations will consist of wells within drilling units that include Company owned acreage and mineral rights on a minority working interest basis. In these instances, our majority operator partners will propose, permit and engage in the drilling process.  As interest owners in the specified well unit, we will be invited by the operator to participate in the drilling costs and revenues of the well on the pro-rata basis of our respective ownership interest.  Post production, the operator will be responsible for the transportation, marketing/sales and account reporting for all production.

In some instances in the Bakken and Permian Basin, we control the majority working interest in specific leaseholds.  In those instances, we expect to partner with a key strategic partner for the outsourced drilling, development, production and marketing of our oil and gas reserves.  Given ASEC’s current and anticipated broad holdings, participating in well exploitation in this manner allows us to effectively diversify among geographies and allocate capital across assets in various stages of development.  We will be able to add production at variable levels and with incremental capital expenditures, while maintaining a low administrative burden.

Operator Partners

We are currently working with several operators within each of our regions and intend to strengthen these relationships as well as build others as appropriate.  In the Eagle Ford and Bakken, our majority working interest partners are some of the largest integrated drilling and production companies in the oil and gas industry today.  For our Permian Basin assets of West Texas, we will primarily focus on maintaining and expanding our strategic relationship with XOG, who has more than a 30 year successful track record in that region as an owner-operator oil and gas company.

Leasehold Holdings

As of June 30, 2010, ASEC is currently developing properties in the Bakken Shale Formation of North Dakota, the Wolfberry Formation within the Permian Basin of West Texas, and the Eagle Ford Shale Formation of South Texas.

As of this filing, ASEC controls the rights to mineral leases covering approximately 10,775 net acres in the following three primary prospect areas. Within each area drilling has either commenced or will commence by the end of 2010:

❖
5,335 net acres targeting the Bakken and Sanish Three Forks Shale Formations in North Dakota.  Our working interest in the Bakken range from less than 1% to 100%.  Our Bakken working interests range from .5% to 100% with the median average per well working interest at or below 5%.

❖	4,200 net acres targeting the Wolfberry Formation within the Permian Basin in West Texas. We currently hold 100% working interest in all of our Permian acreage, including the University Assets.

❖	1,200 net acres among the Eagle Ford Shale Formation in South Texas. We currently hold a 10% working interest in all of our Eagle Ford acreage.

Drilling Activity

On May 1, 2010 the XOG Group contributed 7 gross (7 net) producing wells which are located in the Permian Basin and which we hold the majority working interests.  These wells contain an estimated net   804,057 barrels of oil equivalents (Boe) of proven oil and gas reserves, based on our 2009 engineering reports (see Unaudited Supplementary Information).  Of our total drillable acreage inventory (assuming one well per 640-acre spacing unit in all areas except our existing Permian operations, where 40-acre spacing is the norm), approximately 3% has been developed.

Our current producing wells in the Permian Basin generate limited revenues from the sale of oil or natural gas.  Since May 1, 2010, our activities have been limited to the negotiation of working interest (“WI”) agreements, mineral lease acquisitions and preliminary analysis of possible reserves and future production capabilities.  ASEC is executing its initial plan for the development of our properties.

Goals

ASEC intends to continue to develop drilling operations in oil and gas within the mineral leases we control currently and to pursue acreage growth where we discover attractive opportunities.  We will supplement our existing holdings in North Dakota and Texas with investments in other U.S. hydrocarbon assets which align with our overall lean, non-operator, and return based business model.

Implementing our strategy will involve the following:

❖	Raise the necessary capital required to explore for and acquire oil and natural gas properties and leaseholds;

❖	Continue to develop our current assets of North Dakota and Texas leaseholds;

❖
Pursue additional acquisitions of leaseholds in on-shore prolific, proven, domestic properties both within our existing core areas of operation, and emerging fields we have identified for future growth;

❖	Focus on refining our business model as a low-cost, low-overhead, non-operator of hydrocarbon assets;

❖	Manage our financial position to ensure ongoing access to the capital necessary to both acquire additional acreage and to shoulder all required development costs for the leaseholds we own;

❖	Utilize our relationship with XOG to mitigate risk and leverage resources and acreage through joint ventures, development agreements and strategic pooling of acreage.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion is intended to assist you in understanding our business and results of operations together with our present financial condition. This section should be read in conjunction with our historical combined and consolidated financial statements and notes, as well as the selected historical combined and consolidated financial data included elsewhere in this report.

Statements in our discussion may be forward-looking statements. These forward-looking statements involve risks and uncertainties. We caution that a number of factors could cause future production, revenues and expenses to differ materially from our expectations. Please see “Cautionary Statement Regarding Forward-Looking Statements.”

 Overview

We are an independent non-operator oil and natural gas company engaged in the acquisition, development and exploration of producing oil and natural gas properties. Our producing properties have been primarily focused in the Permian Basin of West Texas. We also hold significant acreage positions in and are actively participating in drilling in emerging plays located in the Eagle Ford Shale Formation of South Texas and the Bakken Shale Formation in North Dakota, where our operating partners are applying horizontal drilling, advanced fracture stimulation and enhanced recovery technologies.

Crude oil comprised 64.5% of our 804 thousand barrel equivalents of oil (MBoe) of estimated net proved reserves at December 31, 2009, and 54.8% of our 14.4 MBoe of production for 2009. We do not seek to operate the wells in which we own an interest; instead, we exclusively look to partner with experienced operators that are familiar with the respective geological formations in which we own mineral interests. By partnering with established operators, we are able to more effectively manage the cost of operations and maintain a lean cost model.

Commodity Prices

Our results of operations are heavily influenced by commodity prices. Factors that may impact future commodity prices, including the price of oil and natural gas, include:

•	developments generally impacting the Middle East, including Iraq and Iran;

•	the extent to which members of the Organization of Petroleum Exporting Countries and other oil exporting nations are able to continue to manage oil supply through export quotas;

•	the overall global demand for oil; and

•	overall North American natural gas supply and demand fundamentals,

•	the impact of the decline of the United States economy,

•	weather conditions, and

•	liquefied natural gas deliveries to the United States.

Although we cannot predict the occurrence of events that may affect future commodity prices or the degree to which these prices will be affected, the prices for any commodity that we produce will generally approximate current market prices in the geographic region of the production. From time to time, we will evaluate the benefits of hedging a portion of our commodity price risk to mitigate the impact of price volatility on our business.  American Standard Energy Corp has not engaged in active hedging of our historical production, but reserves the right to implement a derivatives-based hedging program for commodity risk management in the future.

Oil and natural gas prices have been subject to significant fluctuations during the past several years. In general, average oil and natural gas prices were substantially lower during the comparable periods of 2009 measured against 2008.

The following table sets forth the average NYMEX oil and natural gas prices for the years ended December 31, 2009 and 2008 , as well as the high and low NYMEX price for the same periods:

	Years Ended December 31,
	2009	2008
Average NYMEX prices:
Oil (Bbl)	$62.09	$99.75
Natural gas (MMBtu)	$4.16	$8.89
High / Low NYMEX prices:
Oil (Bbl):
High	$81.37	$145.29
Low	$33.98	$33.87
Natural gas (MMBtu):
High	$6.07	$13.58
Low	$2.51	$5.29

Recent Events

ASEC formation.  On April 2, 2010, American Standard Energy Corp, a Nevada corporation, was formed with the explicit intent to acquire assets from the XOG Group, and ultimately, to execute a reverse merger with a publicly held company listed on the OTC Bulletin Board.

Private placement.  On April 20, 2010, we offered to accredited investors the right to purchase up to 666,667 (up to a total of 1,000,000 in the event there are over subscriptions in which ASEC approves and accepts)  in newly issued common shares of American Standard Energy Corp.  The offering was closed on October 1, 2010, with $2,340,002 raised, and 780,005 shares sold to accredited investors.

XOG-Geronimo leasehold contributions.  On May 1, 2010, we closed the contribution of leaseholds from the XOG Group for stock consideration in American Standard Energy Corp.

2010 capital budget.  In May 2010, we determined our 2010 capital budget of approximately $10 million. We expect to be able to fund our 2010 capital budget partially with our operating cash flows, in conjunction with the private placement capital raise, additional stock offerings, and potential bank credit facilities. However, our capital budget is largely discretionary, and if we experience sustained oil and natural gas prices significantly below the current levels or substantial increases in our drilling and completion costs, we may reduce our capital spending program to remain substantially within our operating cash flows. The following is a summary of our 2010 capital budget for new drilling activities:

2010
Budget
(In millions)

Drilling and recompletion opportunities in our core area operated by third parties	$8
Acquisition of additional leasehold acreage and other property interests	2
Total 2010 capital budget	$10
($9.4 million of the $10.0 million capital budget remained uninvested as of June 30, 2010).

Derivative Financial Instruments

At the time of this filing, ASEC had not entered into any derivative investment vehicles for risk management purposes. During the periods reported in this filing, derivative instruments were not in use by either ASEC or the predecessor asset owner.  However, management expects to periodically review the potential financial benefits of a comprehensive risk management policy involving the use of commodity hedging instruments, including the use of derivative financials instruments.

Results of Operations

The following table presents selected financial and operating information for all periods presented:

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008

Production and operating data:
Net production volumes:
Oil (Bbl)	2,423	4,379	7,905	9,511
Natural gas (Mcf)	20,780	22,498	39,192	39,991
Total (Boe)	5,886	8,129	14,437	16,176
Average daily net production volumes:
Oil (Bbl)	13.4	24.2	21.7	26.1
Natural gas (Mcf)	114.8	124.3	107.4	109.6
Total (Boe)	32.5	44.9	39.6	44.3
Average prices:
Oil (Bbl)	$76.77	$44.55	$55.09	$96.00
Natural gas (Mcf)	$6.33	$4.86	$5.51	$10.25
Operating costs and expenses per Boe:
Oil and natural gas production	$33.87	$18.50	$23.10	$35.24
General and administrative	15.11	$7.07	$7.28	$6.49
Exploration	42.04	$-	$16.65	$30.69
Depreciation, depletion and amortization	$16.29	$12.95	$16.26	$29.32

	Six Months Ended June 30, 2010 (unaudited)	Six Months ended June 30, 2009 (unaudited)	Year Ended December 31, 2009 (audited)	Year ended December 31, 2008 (audited)
Statements of Income Information:
Oil and gas revenues	$317,480	$304,468	$651,384	$1,322,911

Operating costs and expenses:
Oil & natural gas production	199,390	150,393	333,499	570,108
Exploration expenses	247,463	-	240,382	496,500
Depreciation, depletion and amortization	95,862	105,266	234,710	474,318
Accretion of asset retirement obligation	3,231	1,513	3,027	2,200
General and administrative	88,929	57,496	105,061	105,031
Non-cash stock compensation expense	3,198,892	-	-	-
Total operating costs and expenses	3,833,767	314,668	916,679	1,648,157

Loss from operations before income taxes	(3,516,287)	(10,200)	(265,295)	(325,246)

Income tax expense	(96,228)	-	-	-

Net loss	$(3,612,515)	$(10,200)	$(265,295)	$(325,246)

Balance Sheet Information:
Total assets	$8,020,875	$3,143,393	$3,607,562	$2,919,244
Total liabilities	1,809,100	107,130	87,001	122,768
Stockholders' equity	$6,211,775	$3,036,263	$3,520,561	$2,796,476

Statement of Cashflow Information:
Net cash provided by operating activities	$923,191	$94,820	$182,289	$694,958
Net cash used in investing activities	(4,024,228)	(344,807)	(1,171,669)	(2,778,111)
Net cash provided by financing activities	3,104,837	249,987	989,380	2,083,153

Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

Oil and natural gas revenues.  Revenue from oil and natural gas operations was $317.5 thousand for the six months ended June 30, 2010, an increase of $13.0 thousand (4%) from $304.5 thousand for the six months ended June 30, 2009. This increase was due to an increase in the average price received for both oil and natural gas production sold during the first six month of 2010, compared to the same period in the prior year, partially offset by decreased production levels in our 7 Permian Basin operating wells.

Production expenses.  Lease operating expenses from oil and natural gas operations increased $49.0 thousand (32.6%) to $199.4 thousand ($33.87 per Boe), compared to $150.4 thousand ($18.50 per Boe) for the six months ended June 30, 2009. The increase in lease operating expenses is due to primarily well repair costs incurred during the six months ended June 30, 2010.

General and administrative expenses.  General and administrative expenses were $88.9 thousand ($15.11 per Boe) for the six months ended June 30, 2010, an increase of $31.4 thousand (54.7%) from $57.5 thousand ($7.07 per Boe) for the six months ended June 30, 2009. The primary factor for the increase in expenses was due in part to costs incurred by management related to the formation of the Company.

Non-cash stock compensation expenses:  Non-cash stock compensation expense increased to $3,198.9 thousand for the first six months ending June 30, 2010, from $0 for the same period in 2009.  In April 2010, American Standard implemented stock option compensation plans and issued founder’s shares.  The Company recorded $2,775.0 thousand of expenses related to non-executive founders of ASEC that received stock in the privately held company at inception.  Share grants have been expensed in full other than shares granted to management which are amortized subject to a vesting schedule.

Exploration expenses.   Our exploratory expenses during the six months ended June 30, 2010 in the amount of $247.5 thousand ($42.04 per Boe) was primarily attributable to an unsuccessful exploratory well located in our Eagle Ford shale formation play drilled in 2007 and reworked as a shale formation well in 2009.  The well was intended to generate petroleum production from the shale formation, but due to a mechanical failure during the drilling process this was unable to be completed. All intangible and tangible well costs on this leasehold have been expensed in full as incurred.

Depreciation, depletion and amortization expense.  Depletion of proved oil and natural gas properties was $95.9 thousand ($16.29 per Boe) for the six months ended June 30, 2010, a decrease of $9.4 thousand (8.9%) from $105 thousand ($12.95 per Boe) for the six months ended June 30, 2009. The decrease in depletion expense was primarily due to a decrease in production volumes.

On December 31, 2009, we adopted the new SEC rules related to the estimation and disclosure of oil and natural gas reserves. As a result of these new SEC rules we reported a 91 MBoe decrease in proved reserves. We utilized the additional proved reserves in our depletion computation in the fourth quarter of 2009.  In the future, making comparisons to prior periods as it relates to our depletion rate may be difficult as a result of these new SEC rules.

Impairment of long-lived assets.  We periodically review our long-lived assets to be held and used, including proved oil and natural gas properties accounted for under the successful efforts method of accounting.  ASEC has not recorded any impairments of long-lived assets during the six months ended June 30, 2010 and 2009.

Income tax provisions. Prior to the contribution of the Business by the XOG Group on May 1, 2010, the Business was part of pass-through entities for taxation.  As a result, the historical financial statements of the Business do not present any tax expenses, liabilities or assets until May 1, 2010.  Tax provisions from May 1, 2010 through June 30, 2010 are fully incorporated and presented in the combined and consolidated financial statements.  Taxes for the first two months of combined and consolidated operations for ASEC generated a $96,000 income tax expense to the Company.  At May 1, 2010, a conversion event occurred from a non-taxable to a taxable entity and accordingly a cumulative adjustment for the difference in tax and GAAP tax reporting was recorded in the amount of $845,000 deferred tax liability.

Pro forma income tax (expense) benefit, as if the Company had been a taxable entity on the beginning of each respective year, for the six months ended June 30, 2010 and 2009 was ($22,000) and $4,000, respectively.  The pro forma income tax expense for the six months ended June 30, 2010 includes income tax expense of $845,000 related to the change from a non-taxable to taxable entity and also includes $395,000 of income tax expense for the effects of permanent differences related to non-cash stock compensation.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Oil and natural gas revenues.  Revenue from oil and natural gas operations was $651 thousand for the year ended December 31, 2009, a decrease of $671 thousand (51%) from $1,323 thousand for the year ended December 31, 2008. This decrease was due to decreased production in 6 wells in full operation throughout 2008, partially offset by increased production from a new well completed during 2008. In addition, the average price of oil and natural gas both decreased significantly in 2009 compared to 2008.

Specifically related to the impact of production and price levels on revenues recorded during the period:

•	average realized oil price was $55.09 per Bbl during the year ended December 31, 2009, a decrease of 43 % from $96.00 per Bbl during the year ended December 31, 2008;

•	total oil production was 7,905 Bbl for the year ended December 31, 2009, a decrease of 1,606 Bbl (17%) from 9,511 Bbl for the year ended December 31, 2008;

•	average realized natural gas price was $5.51 per Mcf during the year ended December 31, 2009, a decrease of 46 % from $10.25 per Mcf during the year ended December 31, 2008; and

•	total natural gas production was 39,192 Mcf for the year ended December 31, 2009, a decrease of 799 Mcf (2%) from 39,991 Mcf for the year ended December 31, 2008.

Production expenses.  Lease operating expenses were $333.5 thousand ($23.10 per Boe) for the year ended December 31, 2009, a decrease of $236.6 thousand (42%) from $570.1 thousand ($35.24 per Boe) for the year ended December 31, 2008. The decrease in lease operating expenses was due primarily to non-recurring expenses incurred during 2008 related to a new well drilled during 2008.

General and administrative expenses.  General and administrative expenses were $105 thousand ($7.28 per Boe) for the year ended December 31, 2009, unchanged from $105 thousand ($6.49 per Boe) for the year ended December 31, 2008. General and administrative expenses during the year ended December 31, 2009 over 2008 were primarily impacted by a decrease in the number of employees and related personnel expenses, offset by an increase in compensation and bonuses related to land acquisition activities.

Exploration expenses.  Exploration expenses decreased $256.1 thousand (52%) to $240.4 thousand ($16.65 per Boe) for the year ended December 31, 2009, compared to $496.5 thousand ($30.69 per Boe) for the year ended December 31, 2008. Our exploration expenses during both 2009 and 2008 related to an unsuccessful exploratory well located in our Eagle Ford Shale Formation play in South Texas.  The well was intended to generate petroleum production from the shale formation, but due to a mechanical failure during the drilling process this was unable to be completed.  All intangible and tangible wells costs on this leasehold have been expensed in full as incurred.

Depreciation, depletion and amortization expense.    Depletion of proved oil and natural gas properties was $234.7 thousand ($16.26 per Boe) for the year ended December 31, 2009, a decrease of $239.6 thousand from $474.3 thousand ($29.32 per Boe) for the year ended December 31, 2008. The decrease in depletion rate was primarily due to (i) the improvement in reserve economic useful life caused by the increase in the oil and natural gas prices between the years which were utilized to determine the proved reserves, and (ii) the reduction in capitalized costs associated with the new well successfully drilled and completed in 2008.

On December 31, 2009, we adopted the new SEC rules related to the estimation and disclosure of oil and natural gas reserves. As a result of these new SEC rules we reported a 91 MBoe decrease of proved reserves. We utilized less proved reserves in our depletion computation in the fourth quarter of 2009 than we would have utilized under the old rules.  In the future, making comparisons to prior periods as it relates to our depletion rate may be difficult as a result of these new SEC rules.

Impairment of long-lived assets.  We periodically review our long-lived assets to be held and used, including proved oil and natural gas properties accounted for under the successful efforts method of accounting.  For the years ended December 31, 2008 and 2009, we did not record any impairment of long-lived assets.

Income tax provisions. Prior to the contribution of the Business  by the XOG Group on May 1, 2010, the Business was part of pass-through entities for taxation.  As a result, the historical financial statements of the Business do not present any tax expenses, liabilities or assets until May 1, 2010.

Pro forma income tax benefit, as if the Company had been a taxable entity on the beginning of each respective year, for the year ended December 31, 2009 and 2008 was $92,000 and $113,000, respectively.  The change in income tax benefit was due to the changes in pre-tax loss.

Capital Commitments, Capital Resources and Liquidity

Capital commitments.  Our primary needs for cash are (i) to fund our share of the drilling and development costs associated with well development within our leasehold properties, (ii) the  further acquisition of additional leasehold assets, and iii), the payment of contractual obligations and working capital obligations. Funding for these cash needs will be provided by a combination of internally-generated cash flows from operations, supplemented by a combination of financing under a potential future bank credit facility, proceeds from the disposition of assets or alternative financing sources, as discussed in “Capital resources” below.

Oil and natural gas properties.  Our costs incurred for oil and natural gas properties, excluding asset retirement obligations, during the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008 totaled $4,024.2 thousand, $1,171.7 thousand and $2,778.1 thousand, respectively. During 2008, we drilled a wholly-owned well in the Permian basin.  Other costs incurred for all periods presented related primarily to undeveloped leasehold costs and costs associated with the unsuccessful Eagle Ford well.  These expenditures were funded by cash flow from operations and by the financial resources of the XOG Group.

In May 2010, we determined our 2010 capital budget of approximately $10 million. We expect to be able to fund our 2010 capital budget partially with our operating cash flows, in conjunction with the private placement capital raise, additional stock offerings, and potential bank credit facilities. However, our capital budget is largely discretionary, and if we experience sustained oil and natural gas prices significantly below the current levels or substantial increases in our drilling and completion costs, we may reduce our capital spending program to remain substantially within our operating cash flows.

Other than the development of existing leasehold acreage and other miscellaneous property interests, our 2010 capital budget is exclusive of acquisitions as the timing and size of acquisitions are difficult to forecast. However, we will actively seek to acquire oil and natural gas properties that provide opportunities for the addition of new reserves and production in both our core areas of operation and in emerging plays throughout the United States.

While we believe that our available cash and cash flows will partially fund our 2010 capital expenditures, as adjusted from time to time, we cannot provide any assurances that we will be successful in securing a credit facility or other alternative financing sources to fund such expenditures. The actual amount and timing of our expenditures may differ materially from our estimates as a result of, among other things, actual drilling results, the timing of expenditures by third parties on projects that we do not operate, the availability of drilling rigs and other services and equipment, regulatory, technological and competitive developments and market conditions. In addition, under certain circumstances we would consider increasing, decreasing, or reallocating our 2010 capital budget.

Contractual obligations.  Our contractual obligations do not include long-term debt or cash interest expense on debt, but do include employment agreements with executive officers.

	2010	2011	2012	2013	2014
Scott Feldhacker	$-	$150,000	$150,000	$150,000	$50,000
Richard Macqueen	-	150,000	150,000	150,000	50,000
Scott Mahoney	50,000	150,000	150,000	150,000	50,000
Andrew Wall	30,000	90,000	90,000	90,000	30,000
Total Contractual Obligations Related to Employment Contracts	$80,000	$540,000	$540,000	$540,000	$180,000

 Capital resources.  Our primary sources of liquidity have been cash flows generated from operating activities. We believe that funds from our cash flows and any financing under a credit facility or proceeds from a stock offering should be sufficient to meet both our short-term working capital requirements and our 2010 capital expenditure plans.

Cash flow from operating activities.  Our net cash provided by operating activities was $923.2 thousand, $182.3 thousand and $695.0 thousand for the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, respectively. The decrease in operating cash flows during the year ended December 31, 2009 from 2008 was principally due to a decrease in both production volumes and the average realized oil prices during 2009. The increase in operating cash flow for the six months ended June 30, 2010 was due primarily to the increase in accounts payable due to related parties.

Cash flow used in investing activities.  During the six months ending June 30, 2010 and the years ended December 31, 2009 and 2008, American Standard invested $4,024.3 thousand, $1,171.7 thousand and $2,778.1 thousand, respectively, for additions to, and acquisitions of, oil and natural gas properties, inclusive of dry hole costs. Cash flows used in investing activities were substantially higher in 2010 due to the acquisition of approximately 4,700 net acres of leasehold assets in the Bakken Shale Formation.  Cash flows were higher in 2008 compared to 2009 due to the investment in a new well in the Permian Basin and investments in the first Eagle Ford well, which was deemed abandoned due to a mechanical failure.

Cash flow from financing activities.  Net cash provided by financing activities was $3,104.8 thousand, $989.4 thousand and $2,083.2 thousand for the six months ending June 30, 2010 and the years ended December 31, 2009 and 2008, respectively. Financing activity was comprised primarily of equity provided by the XOG Group to support lease leasehold acquisitions and new drilling activities.

Beginning in April 2010 we sought to raise at least $2.0 million, with the rights to increase the offering to up to $3.0 in the event the offering was over-subscribed.  The offering was made to accredited investors to sell certain shares of our common stock in a private placement (the “Private Placement”). The Private Placement was closed on October 1, 2010 after raising $2,340,002.  The net proceeds of the Private Placement have been used for operating purposes and to fund drilling and development activities.  In conducting our business, we may also seek to utilize various financing sources, including the issuance of (i) fixed and floating rate debt, (ii) convertible securities, (iii) preferred stock, (iv) common stock and (v) other securities. We may also sell assets and issue securities in exchange for oil and natural gas related assets.

Liquidity.  Our principal sources of short-term liquidity are cash on hand and operational cash flow.  At June 30, 2010, the Company had $714.8 thousand of cash on hand, of which $711.0 thousand was held in escrow under the terms and conditions of the Private Placement described above.  On August 12, 2010, American Standard met the requirements stipulated under the Private Placement to break escrow, and is currently free to make use of these funds as unrestricted cash on hand for general corporate purposes.

Current ratio.   Our ratio of current assets to current liabilities was 0.48 to 1.00 at June 30, 2010 as compared to 3.54 to 1.0 and 1.32 to 1.0 at December 31, 2009 and 2008, respectively.  The decrease in the ratio for June 30, 2010 is due to the increase in the accrued drilling costs and accrued payables for lease operating expenses incurred during the two months of operations ended June 30, 2010 described above.

Inflation and changes in commodity prices.  Our revenues, the value of our assets, and our ability to obtain financing or additional capital on attractive terms will be affected by changes in commodity prices and the costs to produce our reserves. Commodity prices are subject to significant fluctuations that are beyond our ability to control or predict. During the year ended December 31, 2009, the NYMEX priced spot oil from a high of $81.37 to $33.98 (Bbl), while the Henry Hub spot price for natural gas ranged from a high of $6.07 per mmBtu (million British thermal units) to $2.51.  We are not currently executing contracts to hedge oil or natural gas prices.

Although certain of our costs are affected by general inflation, inflation does not normally have a significant effect on our business. In a trend that began in 2004 and continued through the first six months of 2008, commodity prices for oil and natural gas increased significantly. The higher prices led to increased activity in the industry and, consequently, rising costs. As we participate in drilling obligations as part of our leaseholds, these cost trends will put pressure on our operating costs. As oil price fluctuations have remained within a relatively narrow band over 2010, these costs may moderate over the near term.

Quantitative and Qualitative Disclosure About Market Risk

As the company expands we will be exposed to a variety of market risks including credit risk, commodity price risk and interest rate risk. We will address these risks through a program of risk management which may include the use of derivative instruments including hedging contracts. Such contracts may involve incurring future gains or losses from changes in commodity prices or fluctuations in market interest rates.

Credit risk.  We monitor our risk of loss due to non-performance by counterparties of their contractual obligations. Our principal exposure to credit risk is through our operating partners and their management of the sale of our oil and natural gas production, which they market to energy marketing companies and refineries.  We monitor our exposure to these counterparties primarily by reviewing credit ratings, financial statements, production, sales, marketing, engineering and reserve reports.

Commodity price risk.  We are exposed to market risk as the prices of oil and natural gas are subject to fluctuations resulting from changes in supply and demand. To reduce our exposure to changes in the prices of oil and natural gas we may in the future enter into commodity price risk management arrangements for a portion of our oil and natural gas production.

 Critical Accounting Policies and Practices

Our historical combined and consolidated financial statements and related notes thereto contain information that is pertinent to our management’s discussion and analysis of financial condition and results of operations. Preparation of our combined and consolidated financial statements in conformity with accounting principles generally accepted in the United States requires that our management make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. However, the accounting principles used by us generally do not change our reported cash flows or liquidity. Interpretation of the existing rules must be done and judgments made on how the specifics of a given rule apply to us.

In management’s opinion, the more significant reporting areas impacted by management’s judgments and estimates are revenue recognition, the choice of accounting method for oil and natural gas activities, oil and natural gas reserve estimation, asset retirement obligations, impairment of long-lived assets and valuation of stock-based compensation. Management’s judgments and estimates in these areas are based on information available from both internal and external sources, including engineers, geologists and historical experience in similar matters. Actual results could differ from the estimates, as additional information becomes known.

 Successful Efforts Method of Accounting

The Company utilizes the successful efforts method of accounting for its oil and natural gas properties. Under this method all costs associated with productive wells and nonproductive development wells are capitalized, while nonproductive exploration costs are expensed. Capitalized acquisition costs relating to proved properties are depleted using the unit-of-production method based on proved reserves. The depletion of capitalized exploratory drilling and development costs is based on the unit-of-production method using proved developed reserves on a field basis.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion. Generally, no gain or loss is recognized until the entire amortization base is sold. However, a gain or loss is recognized from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base. Ordinary maintenance and repair costs are expensed as incurred.

Costs of significant nonproducing properties, wells in the process of being drilled and development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined. These unproved oil and natural gas properties are periodically assessed for impairment by considering future drilling plans, the results of exploration activities, commodity price outlooks, planned future sales or expiration of all or a portion of such projects. Amounts capitalized to oil and natural gas properties excluded from depletion at June 30, 2010 and 2009, and December 31, 2009 and 2008 were $4,889 thousand, $527 thousand, $1,113 thousand, and $194 thousand respectively.

The Company reviews its long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets. In this circumstance, the Company would recognize an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

The Company reviews its oil and natural gas properties by amortization base or by individual well for those wells not constituting part of an amortization base. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties would be recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs.

Oil and Natural Gas Reserves and Standardized Measure of Discounted Net Future Cash Flows

This report presents estimates of our proved reserves as of December 31, 2009, which have been prepared and presented under new SEC rules. These new rules are effective for fiscal years ending on or after December 31, 2009, and require SEC reporting companies to prepare their reserves estimates using revised reserve definitions and revised pricing based on a 12-month unweighted average of the first-day-of-the-month pricing. The previous rules required that reserve estimates be calculated using last-day-of-the-year pricing. The pricing that was used for estimates of our reserves as of December 31, 2009 was based on an unweighted average twelve month West Texas Intermediate posted price of $57.16 per Bbl for oil and a Henry Hub spot natural gas price of $5.81 per MMBtu for natural gas. As a result of this change in pricing methodology, direct comparisons to our previously-reported reserves amounts may be more difficult.

Another impact of the new SEC rules is a general requirement that, subject to limited exceptions, proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years of the date of booking. This new rule has limited and may continue to limit our potential to book additional proved undeveloped reserves as we pursue our drilling program, particularly as we develop our significant acreage in the Permian Basin West Texas. Moreover, we may be required to write down our proved undeveloped reserves if we do not drill on those reserves with the required five-year time-frame.

The SEC has not reviewed our or any reporting company’s reserve estimates under the new rules and has released only limited interpretive guidance regarding reporting of reserve estimates under the new rules and may not issue further interpretive guidance on the new rules. Accordingly, while the estimates of our proved reserves and related PV-10 at December 31, 2009 included in this report have been prepared based on what we and our independent reserve engineers believe to be reasonable interpretations of the new SEC rules, those estimates could differ materially from any estimates we might prepare applying more specific SEC interpretive guidance.

Our independent engineers and technical staff prepare the estimates of our oil and natural gas reserves and associated future net cash flows. Even though our independent engineers and technical staff are knowledgeable and follow authoritative guidelines for estimating reserves, they must make a number of subjective assumptions based on professional judgments in developing the reserve estimates. Reserve estimates are updated at least annually and consider recent production levels and other technical information about each field. Periodic revisions to the estimated reserves and future net cash flows may be necessary as a result of a number of factors, including reservoir performance, new drilling, oil and natural gas prices, cost changes, technological advances, new geological or geophysical data, or other economic factors. We cannot predict the amounts or timing of future reserve revisions. If such revisions are significant, they could significantly alter future depletion and result in impairment of long-lived assets that may be material.

Asset Retirement Obligations

There are legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and the normal operation of a long-lived asset. The primary impact of this on us relates to oil and natural gas wells on which we have a legal obligation to plug and abandon. We record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and, generally, a corresponding increase in the carrying amount of the related long-lived asset. The determination of the fair value of the liability requires us to make numerous judgments and estimates, including judgments and estimates related to future costs to plug and abandon wells, future inflation rates and estimated lives of the related assets.

Impairment of Long-Lived Assets

All of our long-lived assets are monitored for potential impairment when circumstances indicate that the carrying value of an asset may be greater than its future net cash flows, including cash flows from risk adjusted proved reserves. The evaluations involve a significant amount of judgment since the results are based on estimated future events, such as future sales prices for oil and natural gas, future costs to produce these products, estimates of future oil and natural gas reserves to be recovered and the timing thereof, the economic and regulatory climates and other factors. The need to test an asset for impairment may result from significant declines in sales prices or downward revisions to estimated quantities of oil and natural gas reserves. Any assets held for sale are reviewed for impairment when we approve the plan to sell. Estimates of anticipated sales prices are highly judgmental and subject to material revision in future periods. Because of the uncertainty inherent in these factors, we cannot predict when or if future impairment charges will be recorded.

Valuation of Stock-Based Compensation

Under the modified prospective accounting approach, we are required to expense all options and other stock-based compensation that vested during the year of adoption based on the fair value of the award on the grant date. The calculation of the fair value of stock-based compensation requires the use of estimates to derive the inputs necessary for using the various valuation methods utilized by us. We utilize (i) the Black-Scholes option pricing model to measure the fair value of stock options and (ii) the stock price on the date of grant for the fair value of restricted stock awards.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by FASB that are adopted by American Standard as of the specified effective date.  If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on American Standard’s financial statements upon adoption.

In June 2009, the FASB issued the Accounting Standards Codification (the “Codification” or “ASC”) which has become the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with GAAP. All existing accounting standard documents are superseded by the Codification and any accounting literature not included in the Codification will not be authoritative. However, rules and interpretive releases of the SEC issued under the authority of federal securities laws will continue to be the source of authoritative generally accepted accounting principles for SEC registrants. Effective September 30, 2009, there are no more references made to the superseded FASB standards in our consolidated financial statements. The Codification does not change or alter existing GAAP and, therefore, did not have an impact on our financial position, results of operations or cash flows.

Business combinations.  In December 2007, the FASB issued a revision to the existing business combinations guidance. The guidance establishes principles and requirements for how an acquirer recognizes and measures the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. It also establishes disclosure requirements that enable users to evaluate the nature and financial effects of the business combination. The revised standard was effective for acquisitions occurring in an entity’s fiscal year beginning after December 15, 2008. We adopted the standard effective January 1, 2009, and account for all our business combinations using this standard and disclose all required information.

Fair value.  In August 2009, the FASB issued an update to the Fair Value Topic of the Codification.  The FASB issued the update because some entities have expressed concern that there may be a lack of observable market information to measure the fair value of a liability. The topic was effective for the first reporting period beginning after August 28, 2009, with earlier application permitted. The guidance provides clarification on measuring liabilities at fair value when a quoted price in an active market is not available. In such circumstances, the topic specifies that a valuation technique should be applied that uses either the quote of the liability when traded as an asset, the quoted prices for similar liabilities or similar liabilities when traded as assets, or another valuation technique consistent with existing fair value measurement guidance. Examples of the alternative valuation methods include using a present value technique or a market approach, which is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability. The guidance also states that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustments to other inputs relating to the existence of a restriction that prevents the transfer of the liability. We adopted the topic effective September 30, 2009, and the adoption did not have an impact on our combined and consolidated financial statements.

Oil and natural gas.  In September 2009, the FASB issued an update to the Oil and Gas Topic, which makes a technical correction related to an SEC Observer comment, regarding the accounting and disclosures for natural gas balancing arrangements. The topic amends prior guidance because the SEC staff has not taken a position on whether the entitlements method or sales method is preferable for natural gas-balancing arrangements that do not meet the definition of a derivative.

With the entitlements method, sales revenue is recognized to the extent of each well partner’s proportionate share of natural gas sold regardless of which partner sold the natural gas. Under the sales method, sales revenue is recognized for all natural gas sold by a partner even if the partner’s ownership is less than 100 % of the natural gas sold.

The Oil and Gas Topic update included an instruction that public companies must account for all significant natural gas imbalances consistently using one accounting method. Both the method and any significant amount of imbalances in units and value should be disclosed in regulatory filings.

Reserve estimation.  In January 2010, the FASB issued an update to the Oil and Gas Topic, which aligns the oil and natural gas reserve estimation and disclosure requirements with the requirements in the SEC’s final rule, Modernization of the Oil and Gas Reporting Requirements (the “Final Rule”). The Final Rule was issued on December 31, 2008. The Final Rule is intended to provide investors with a more meaningful and comprehensive understanding of oil and natural gas reserves, which should help investors evaluate the relative value of oil and natural gas companies.  ASEC currently accounts for all natural gas balances under the sales method and makes all required disclosures.

The Final Rule permits the use of new technologies to determine proved reserves estimates if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volume estimates. The Final Rule also allows, but does not require, companies to disclose their probable and possible reserves to investors in documents filed with the SEC. In addition, the new disclosure requirements require companies to: (i) report the independence and qualifications of its reserves preparer or auditor; (ii) file reports when a third party is relied upon to prepare reserves estimates or conduct a reserves audit; and (iii) report oil and natural gas reserves using an average price based upon the prior 12-month period rather than a year-end price. The Final Rule became effective for fiscal years ending on or after December 31, 2009. We adopted the ruling effective December 31, 2009, which had the effect of decreasing 91 MBoe of proved reserves. Our fourth quarter 2009 depletion and impairment calculations were based upon proved reserves that were determined using the new reserve rules, whereas depletion and impairment calculations in previous quarters within 2009 were based on the prior SEC methodology. See reserves information in “Item 2. Properties” and in the Unaudited Supplementary Data disclosures in “Item 8. Financial Statements and Supplementary Data.”

Fair value.  In January 2010, the FASB issued an update to the Fair Value Topic, which enhances the usefulness of fair value measurements. The amended guidance requires both the disaggregation of information in certain existing disclosures, as well as the inclusion of more robust disclosures about valuation techniques and inputs to recurring and nonrecurring fair value measurements.

The topic amends the disclosures about fair value measurements in the Fair Value Topic as follows:

•
Entities must disclose the amounts of, and reasons for, significant transfers between Level 1 and Level 2, as well as those into and out of Level 3, of the fair value hierarchy. Transfers into a level must be disclosed separately from transfers out of the level. Entities are required to judge the significance of transfers based on earnings and total assets or liabilities or, when changes in fair value are recognized in other comprehensive income, on total equity;

•
Entities must also disclose and consistently follow their policy for when to recognize transfers into and out of the levels, which might be, for example, on the date of the event resulting in the transfer or at the beginning or end of the reporting period;

•
Entities must separately present gross information about purchases, sales, issuances, and settlements in the reconciliation disclosure of Level 3 measurements, which are measurements requiring the use of significant unobservable inputs;

•
For Level 2 and Level 3 measurements, an entity must disclose information about inputs and valuation techniques used in both recurring and nonrecurring fair value measurements. If a valuation technique changes, for example, from a market approach to an income approach, an entity must disclose the change and the reason for it. The amendments include implementation guidance on disclosures of valuation techniques and inputs; and

•
Fair value measurement disclosures must be presented by class of assets and liabilities. Identifying appropriate classes requires judgment, and will often require the disaggregation of assets or liabilities included within a line item on the financial statements. An entity must determine the appropriate classes requiring disclosure based on the nature and risks of the assets and liabilities, their classification in the fair value hierarchy, and the level of disaggregated information required by other U.S. GAAP for specific assets and liabilities, such as derivatives.

The amended guidance does not include the sensitivity disclosures, as had been proposed.

The amended guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disaggregation requirement for the reconciliation disclosure of Level 3 measurements, which is effective for fiscal years beginning after December 15, 2010 and for interim periods within those years. We adopted the guidance effective January 1, 2010, and the adoption did not have a significant impact on our consolidated financial statements. We have made all required disclosures.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On July 28, 2010, Michael Cronin declined to stand for re-appointment as the independent registered public accounting firm for the Company. Mr. Cronin, as a sole practitioner, notified the Company that certain SEC and PCAOB independence rules state that an accountant is not independent if he or she serves as a lead partner for more than five consecutive years.  Mr. Cronin further advised the Company that his continued service would be in violation of the independence rules and cause his independence to be impaired.

The reports of Michael Cronin on the Company’s financial statements for each of the past two years prior to electing not to stand for re-appointment, were unqualified and contained no adverse opinion or disclaimer of opinion and no report was qualified as to uncertainty, audit scope, or accounting principles.  Mr. Cronin did include an emphasis paragraph in the financial statements for the past two years relating to a going concern uncertainty.

There were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, between the Company and Michael Cronin during the Company’s two most recent fiscal years or for the period through the date that Michael Cronin elected not to stand for re-appointment.

Please see Item 4.01 of this Current Report on Form 8-K for a description of changes and disagreements with accountants, which is hereby incorporated by reference.

 MANAGEMENT

Appointment of New Directors

At the Closing Date of the Exchange Agreement, Dean Valentino and Paul Esposito resigned as our officers and directors.

The following table sets forth the names, ages, and positions of our new executive officers and directors. Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.  Directors are elected annually by our stockholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

NAME	AGE	POSITION

Scott Feldhacker	42	Chief Executive Officer and Director
Richard MacQueen	43	President and Director
Andrew Wall, Esq.	40	Secretary and General Counsel
Scott Mahoney	35	Chief Financial Officer

A brief biography of each officer and director is more fully described in Item 5.02(c).  The information therein is hereby incorporated in this section by reference.

Family Relationships

There are no family relationships between any of our directors or executive officers and any other directors or executive officers.  However, Scott Feldhacker, our Chief Executive Officer and a Director, is the son-in-law of Randall Capps, the sole owner of XOG Operating, LLC and Geronimo Holding Corporation and the majority owner of CLW South Texas 2008 LP.  Through these ownership interests, Mr. Capps is the beneficial majority shareholder in ASEC as well. With his current ownership position in ASEC, Mr. Capps has the right to attend all Board meetings and may be offered a formal Director position on the Board of Directors in the future.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Conflicts of Interest

Certain potential conflicts of interest are inherent in the relationships between our officers and directors, and us.

From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate.  These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with ours with respect to operations, including financing and marketing, management time and services and potential customers.  These activities may give rise to conflicts between or among the interests of us and other businesses with which our affiliates are associated.  Our affiliates are in no way prohibited from undertaking such activities, and neither we nor our shareholders will have any right to require participation in such other activities.

Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of us and these related persons or entities.  We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.

With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that: (i) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (ii) the transaction be approved by a majority of our disinterested outside directors, and (iii) the transaction be fair and reasonable to us at the time it is authorized or approved by our directors.

EXECUTIVE COMPENSATION

FAMOUS UNCLE AL’S HOT DOGS & GRILLE, INC., INC. EXECUTIVE COMPENSATION SUMMARY

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers of Famous Al’s. during the years ended December 31, 2009, and 2008 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation ($)	All Other Compensation ($)	Totals ($)
Paul Esposito, CEO	2009	$9,500	-	-	-	-	-	-	$9,500
	2008	-	-	-	-	-	-	-	-
Dean Valentino, Director, President	2009	-	-	-	-	-	-	-	-
Treasurer	2009	-	-	-	-	-	-	-	-

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table through to September 1, 2010.

Aggregated Option Exercises and Fiscal Year-End Option Value Table. There were no stock options exercised during period ending December 31, 2009 by the executive officer named in the Summary Compensation Table.

Long-Term Incentive Plan (‘LTIP’) Awards Table. There were no awards made to a named executive officer in the last completed fiscal year under any LTIP.

ASEC EXECUTIVE COMPENSATION SUMMARY

The following table sets forth all compensation awarded by ASEC during the six months ended June 30, 2010, including stock compensation subject to multi-year vesting schedules.  The table below sets forth the positions and compensation for each officer and director of ASEC.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Comp.	Total
		($)	($)	($000s)	($000s)			($000s)
Scott Feldhacker, CEO (1)	2010	-0-	-0-	1,425	1,489	-0-	-0-	2,914
Richard MacQueen, President (1)	2010	-0-	-0-	1,500	1,489	-0-	-0-	2,989
Andrew Wall, General Counsel (2)	2010	-0-	-0-	150	206	-0-	-0-	356
Scott Mahoney, Chief Financial Officer (2)	2010	-0-	-0-	150	411	-0-	-0-	561

1)	Mr. Feldhacker, CEO and Mr. MacQueen, President will receive no salary in 2010.
2)
Mr. Wall, General Counsel and Mr. Mahoney, CFO have received no salary through September 1, 2010.  Beginning September 1, 2010, Mr. Mahoney and Mr. Wall began receiving monthly compensation totaling $12,500 and $7,500, respectively.

Employment Agreements

Each of the four (4) Executives executed Employment Agreements on April 15, 2010.

On April 15, 2010, we entered into an employment agreement with Scott Feldhacker.  The term of the employment agreement is 4 years and includes a monthly salary of $12,000 which shall begin in January 2011. Additionally, Mr. Feldhacker has been issued 300,000 stock options which vest over the term of the employment agreement. Mr. Feldhacker shall receive a minimum of 400,000 stock options per year on the anniversary of the date of the employment agreement. The stock options shall vest semi-annually beginning 180 days following the date of initial issuance.

On April 15, 2010, we entered into an employment agreement with Richard MacQueen.  The term of the employment agreement is 4 years and includes a monthly salary of $12,000 which shall begin in January 2011. Additionally, Mr. MacQueen has been issued 300,000 stock options which vest over the term of the employment agreement. Mr. MacQueen shall receive a minimum of 400,000 stock options per year on the anniversary of the date of the employment agreement. The stock options shall vest semi-annually beginning 180 days following the date of initial issuance.

On April 15, 2010, we entered into an employment agreement with Mr. Scott Mahoney.  The term of the employment agreement is 4 years and includes a monthly salary of $12,000 which shall begin in September 2010. Additionally, Mr. Mahoney has been issued 200,000 stock options which vest over the term of the employment agreement. Mr. Mahoney shall receive a minimum of 300,000 stock options per year on the anniversary of the date of the employment agreement. The stock options shall vest semi-annually beginning 180 days following the date of initial issuance.

On April 15, 2010, we entered into an employment agreement with Mr. Andrew Wall.  The term of the employment agreement is 4 years and includes a monthly salary of $7,000 which shall begin in September 2010. Additionally, Mr. Wall has been issued 100,000 stock options which vest over the term of the employment agreement. Mr. Wall shall receive a minimum of 200,000 stock options per year on the anniversary of the date of the employment agreement. The stock options shall vest semi-annually beginning 180 days following the date of initial issuance.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Option Grants Table.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested. (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Scott Feldhacker	0	700	700	$3.00	April 15, 2020	700	$1,488	700	$1,488
Richard MacQueen	0	700	700	$3.00	April 15, 2020	700	$1,488	700	$1,488
Andrew Wall	0	100	100	$3.00	April 15, 2020	100	$205	100	$205
Scott Mahoney	0	200	200	$3.00	April 15, 2020	200	$411	200	$411
(all figures above in thousands except per share data)

Aggregated Option Exercises and Fiscal Year-End Option Value Table. There were no stock options exercised during period ending June 30, 2010 by the executive officers named in the ASEC Executive Compensation Summary.

Long-Term Incentive Plan (‘LTIP’) Awards Table. In order to compensate our officers, directors, employees and/or consultants, on April 15, 2010 ASEC’s Board of Directors approved the American Standard Energy Corp. Equity Incentive Plan (the “Plan”).  The Plan has a total of 3,000,000 shares reserved for issuance.  There were no awards made to a named executive officer in the last completed fiscal year under any LTIP.

On the Closing Date, the Company adopted the Equity Incentive Plan of ASEC, and all issued and outstanding ASEC options shall be exercisable into two shares of the Company’s common stock for each share of ASEC.

PRINCIPAL STOCKHOLDERS

Pre-Combination.

The following table sets forth certain information regarding our Common Shares beneficially owned on September 30, 2010, for (i) each stockholder known to be the beneficial owner of 5% or more of the outstanding Common Shares of the Company, (ii) each executive officer and director, and (iii) all executive officers and directors as a group, on a pro forma basis prior to the Closing of the Combination and Offering.

Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class (1)

Mr. Dean Valentino 282 Katonah Ave, Suite 137 Katonah, NY 10536	6,219	Less than 1%

Mr. Paul Esposito 282 Katonah Ave, Suite 137 Katonah, NY 10536	5,002	Less than 1%

Troy Pope	25,000,000	87.5%

All Officers and Directors	11,221	Less than 1%

(1)	Based on 28,540,293 shares outstanding prior to the close of the Merger.

Post-Combination

Common Stock

The following table sets forth certain information regarding our Common Shares beneficially owned on the Closing Date, for (i) each stockholder known to be the beneficial owner of 5% or more of the outstanding Common Shares of the Company, (ii) each executive officer and director, and (iii) all executive officers and directors as a group.

Name and Address	Beneficial Ownership	Percentage of Class (1)

Scott Feldhacker
3304 East June Circle
Mesa, AZ 85213	1,210,000 Shares (2)	4.74%
Richard MacQueen
681 North Cordoba Avenue
Chanlder, AZ 85226	1,100,000 Shares (3)	4.31%
Andrew Wall
5754 West Ivanhoe Street
Chandler, AZ 85224	100,000 Shares	0.39%
Scott Mahoney
8229 West Alex Avenue
Peoria, AZ 85382	100,000 Shares	0.39%
XOG Operating LLC
P.O. Box 352
Midland, TX 79702	1,360,000 Shares (4)	5.32%
Geronimo Holding Corporation
1801 West Texas Avenue
Midland, TX 79701	14,064,000 Shares (4)	55.07%
CLW South Texas 2008 LP
1801 West Texas Avenue
Midland, TX 79701	576,000 Shares (4)	2.26%

All Officers and Directors	2,510,000 Shares	9.83%

(1)	Based on 25,540,293 shares of Common Stock issued and outstanding after the close of the Merger.
(2)	Mr. Feldhacker is the beneficial owner of 200,000 shares owned by his father, William Feldhacker and 60,000 shares owned by his wife Heather Feldhacker.
(3)	Mr. MacQueen is the beneficial owner of 100,000 shares owned by his mother, Linda Macqueen.
(4)
Randall Capps is the 100% beneficial owner of both XOG Operating LLC and Geronimo Holdings Corp.  Mr. Capp is also the majority owner of CLW South Texas 2008 LLP. Mr. Capps also owner of 360,000 shares he purchased through the Private Placement.  He is also the beneficial owner of 60,000 shares as the legal guardian for Hayden Pitts.

Description of Securities

As of October 1, 2010, our authorized capital stock consists of 70,000,000 shares of common stock, par value $0.001 per share, and no shares of preferred stock.  As of October 1, 2010 and immediately after Closing, an aggregate of 25,540,293 shares of Common Stock were outstanding, including shares issued pursuant to the Closing.

(a) Common Shares.   Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a cash dividend and does not anticipate declaring any dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors and preferred stockholders.

(b) Preferred Stock. We have no Preferred Stock authorized.

Market Price and Dividends on Registrant’s Common Equity and Related Stockholder Matters

Our Common Stock is quoted on the Over-The-Counter Bulletin Board, under the trading symbol “FDOG” Our Common Stock listed at or near ask prices at any given time may be relatively small or non-existent. There can be no assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained. If such a market is developed, we cannot assure you what the market price of our Common Stock will be in the future. You are encouraged to obtain current market quotations for our Common Stock and to review carefully the other information contained in this Report or incorporated by reference into this Report. We have never declared or paid cash dividends on our capital stock, and do not anticipate paying cash dividends on our Common Stock in the foreseeable future.

Holders

As of October 1, 2010 after the Closing, 25,540,293 shares of Common Stock are issued and outstanding.  There are approximately 118 shareholders of our Common Stock.

Transfer Agent and Registrar

Standard Registrar & Transfer Co., Inc. is currently the transfer agent and registrar for our Common Stock.  Its address is 12528 South 1840 East, Draper, UT 84020.  Its phone number is (801) 571-8844.

Dividend Policy

We have never declared or paid dividends on our common stock.  We intend to retain earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future.  Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Securities Authorized for Issuance under Equity Compensation Plans

We have an annual executive stock incentive plan that provides a minimum of 1.3 million in options in total to be granted to the executive management team.  The next eligible issue date for this plan will be January 1, 2011, and each January 1st of each subsequent calendar year thereafter.  Each issuance of new options will be subject to a corresponding vesting schedule.

Certain Relationships And Related Transactions

XOG Operating, LLC.  The Company is affiliated with and has a working relationship with XOG, a seasoned exploration & production operator based in Midland, TX.  As an operator, XOG has been operating, developing and exploiting the Permian Basin as well as operating in 14 other states for 30 years. XOG has been in the Bakken area for the past three years procuring mineral leasehold rights and participating in wells.

XOG is currently contracted to operate the existing wells currently held by the Company in the Permian Basin region.  XOG historically performed this service for Geronimo and CLW.  XOG, Geronimo and CLW hold a combined majority stock position in ASEC and these companies are considered related parties to ASEC.  As a result, all historical accounts payable related to accrued lease operating expenses and accrued drilling expenses presented are recorded as payables due to a related party.

Scott Feldhacker, our Chief Executive Officer and a Director, is the son-in-law of Randall Capps, the sole owner of XOG Operating, LLC and Geronimo Holding Corporation and the majority owner of CLW South Texas 2008 LP.  Through these ownership interests, Mr. Capps is the beneficial majority shareholder in ASEC as well. With his current ownership position in ASEC, Mr. Capps has the right to attend all Board meetings and may be offered a formal Director position on the Board of Directors in the future.

Overriding royalty and royalty interests.  In some instances, XOG or Geronimo and CLW may hold overriding royalty and royalty interests (“ORRI”) in wells acquired by the Company. All revenues and expenses presented herein are net of any effects of ORRI.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we had not adopted prior to the Share Exchange formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officers, directors and significant shareholders.  However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

Legal Proceedings

Currently there are no outstanding judgments against the Company or any consent decrees or injunctions to which the Company is subject or by which its assets are bound and there are no claims, proceedings, actions or lawsuits in existence, or to the Company’s knowledge threatened or asserted, against the Company or with respect to any of the assets of the Company that would materially and adversely affect the business, property or financial condition of the Company, including but not limited to environmental actions or claims. However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

Indemnification of Directors, Officers and Consultants

Our Articles of Incorporation provide that no director, officer of or consultant to the corporation past, present or future, shall be personally liable to the corporation or any of its shareholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the liability of a director for acts or omissions which involve intentional misconduct, fraud or knowing violation of law and for the payment of dividends is not so eliminated.  The corporation shall advance or reimburse reasonable expenses incurred by an affected officer, director or consultant without regard to the above limitations, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by the Articles of Incorporation. Our bylaws provide for the indemnification of our directors and officers, as to those liabilities and on those terms and conditions as appropriate.

Item 3.02 Unregistered Sales of Equity Securities

Pursuant to the Share Exchange Agreement, on October 1, 2010, American Standard Shareholders acquired 22,000,000 common shares of Uncle Al’s.  Such securities were not registered under the Securities Act.  These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the Merger, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

Item 4.01  Changes in Registrant’s Certifying Accountant.

(a) Engagement of New Independent Registered Public Accounting Firm.

i. On October 1, 2010, the Company’s Board of Directors appointed BDO USA, LLP (“BDO”), as the Company’s new independent registered public accounting firm. The decision to engage BDO was approved by the Company’s Board of Directors on October 1, 2010.

ii. Prior to October 1, 2010, the Company did not consult with BDO regarding (1) the application of accounting principles to a specified transaction, (2) the type of audit opinion that might be rendered on the Company’s financial statements, (3) written or oral advice that would be an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue, or (4) any matter that was the subject of a disagreement between the Company and its predecessor auditor as described in Item 304(a)(1)(iv) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Item 5.01   Changes in Control of Registrant

As explained more fully in Item 2.01, in connection with the Share Exchange Agreement, on October 1, 2010, American Standard Shareholders acquired 22,000,000 common shares of Uncle Al’s in exchange for 100% of the American Standard Stock.  As such, immediately following the Merger, the American Standard Shareholders hold 99.8% of the total issued and outstanding common stock of the Company.

In connection with the Closing of the Merger and as explained more fully in Item 2.01 above under the section titled “Management” and below in Item 5.02 of this Current Report on Form 8-K, Dean Valentino and Paul Esposito resigned from their positions.  Further, in connection with the resignation of Dean Valentino and Paul Esposito, Scott Feldhacker and Richard Macqueen were appointed as our directors immediately following the Merger.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a)   Resignation of Directors

On the Closing Date, Dean Valentino and Paul Esposito resigned from our board of directors. The resignation was not the result of any disagreement with us on any matter relating to our operations, policies or practices.

(b)   Resignation of Officers

On the Closing Date, Dean Valentino resigned as our President, Treasurer, and Secretary and Paul Esposito resigned as our Chief Executive Officer and Chief Financial Officer. The resignation was not the result of any disagreement with us on any matter relating to our operations, policies or practices.

(c)   Appointment of Directors and Officers

The following persons were appointed as our officers and directors at Closing:

NAME	AGE	POSITION

Scott Feldhacker	42	Chief Executive Officer and Director
Richard MacQueen	43	President and Director
Andrew Wall, Esq.	40	Secretary and General Counsel
Scott Mahoney	35	Chief Financial Officer

The business background descriptions of the newly appointed directors and officers are as follows:

Scott Feldhacker- Chief Executive Officer and Director

Mr. Feldhacker is co-founder of ASEC.  His family has been in the oil and gas (E&P) business over 30 years of which he has worked in and with for over a decade.  Prior to ASEC he co-founded Fusion Capital LLC a boutique financial firm that consults for both private and public companies in various industries including several oil and gas E & P companies.

In 2005 Mr. Feldhacker co-founded a successful financial firm which places its focus on emerging markets, consulting with private companies entering the U.S. Capital Markets via the reverse merge process, providing post listing public side guidance, market awareness support and successfully assisting navigation to senior listings.  From 1995 to 2004 he gained entrepreneurial success over diverse industries as an owner and officer. In 1991 Mr. Feldhacker began as a Wealth Manager for Allmerica Financial then Mass Mutual Oppenheimer prior to venturing into entrepreneurship.

Richard MacQueen- President and Director

Mr. Richard MacQueen is the co-founder of ASEC. Prior to founding ASEC, Mr. MacQueen co-founded Fusion Capital LLC, a boutique financial firm that consults for both private and public companies in various industries including several oil and gas E & P companies.  In 2005, Mr. Macqueen co-founded a successful financial firm which places its focus on emerging markets, consulting with private companies entering the U.S. capital markets via the reverse merger process, providing post listing guidance, market awareness support and successfully assisting navigation to senior listings.

From 2001 to 2005, Mr. MacQueen operated a technical sales firm which supported Fortune 500 companies in Aero Space, Medical, High Speed Low Skew and Automotive.  For more than ten years prior, Mr. MacQueen developed owned and operated a successful restaurant chain with distribution into four states throughout the Southwest.

Andrew Wall- Secretary and General Counsel

Andrew Wall is the founder of The Wall Law Firm, PLC, a corporate/business and real estate law firm located in the Phoenix, Arizona metropolitan area.  Mr. Wall’s practice focused on all levels of corporate transactions for both public and private entities, start-ups, public and private funding, mergers and acquisitions as well as corporate governance and compliance.

Mr. Wall’s corporate clients included technology firms, energy and natural resource firms and consultants, and financial entities.  In addition to corporate transactions Mr. Wall has advised and consulted on various business interests and decisions and has conducted informational seminars on legal and ethical issues in business.  Mr. Wall also spent nine years in the real estate industry as a property manager, real estate appraiser and investor.  Mr. Wall holds a Bachelor’s of Science degree in Economics from Arizona State University and a Juris Doctor from Southern Illinois University.

Scott Mahoney- Chief Financial Officer

Prior to joining ASEC as a founding executive, Mr. Mahoney was the founder of a private consulting firm based in Phoenix, AZ, focused on strategic financial and accounting consulting for companies in rapid growth.  In this capacity, Mr. Mahoney has acted as interim Chief Financial Officer and as strategic executive for several companies based in Phoenix, AZ.  In this capacity, Mr. Mahoney was responsible for all operational finance matters, strategic capital raises, and the structuring four mergers and acquisitions opportunities.

Mr. Mahoney has more than 14 years experience in the finance industry, primarily in commercial and investment banking. In his prior experience in banking, Scott held a leadership role on more than $1.5 billion in debt facilities most recently with JP Morgan.  Prior to JPMorgan Chase, Scott worked for Key Bank’s Technology Investment Banking Group in Seattle, Washington, where he worked in a similar role with small and mid-cap publicly held companies primarily in the IT services and software industries.

Scott is a graduate of Thunderbird International School of Business and the University of New Hampshire.  Scott is also a Chartered Financial Analyst and has been nationally recognized by the Risk Management Association of America for white papers on equity research applied to non-public companies and specialty small cap investing.

Family Relationships

There are no family relationships between any of our directors or executive officers and any other directors or executive officers.  However, Scott Feldhacker, our Chief Executive Officer and a Director, is the son-in-law of Randall Capps, the sole owner of XOG Operating, LLC and Geronimo Holding Corporation and the majority owner of CLW South Texas 2008 LP.  Through these ownership interests, Mr. Capps is the beneficial majority shareholder in ASEC as well.  With his current ownership position in ASEC, Mr. Capps has the right to attend all Board meetings and may be offered a formal Director position on the Board of Directors in the future.

(d) Employment Agreements of the Executive Officers

Each of the four (4) Executives executed Employment Agreements on April 15, 2010.

On April 15, 2010, we entered into an employment agreement with Scott Feldhacker.  The term of the employment agreement is 4 years and includes a monthly salary of $12,000 which shall begin in January 2011. Additionally, Mr. Feldhacker has been issued 300,000 stock options which vest over the term of the employment agreement. Mr. Feldhacker shall receive a minimum of 400,000 stock options per year on the anniversary of the date of the employment agreement. The stock options shall vest semi-annually beginning 180 days following the date of initial issuance.

On April 15, 2010, we entered into an employment agreement with Richard MacQueen.  The term of the employment agreement is 4 years and includes a monthly salary of $12,000 which shall begin in January 2011. Additionally, Mr. MacQueen has been issued 300,000 stock options which vest over the term of the employment agreement. Mr. MacQueen shall receive a minimum of 400,000 stock options per year on the anniversary of the date of the employment agreement. The stock options shall vest semi-annually beginning 180 days following the date of initial issuance.

On April 15, 2010, we entered into an employment agreement with Mr. Scott Mahoney.  The term of the employment agreement is 4 years and includes a monthly salary of $12,000 which shall begin in September 1, 2010. Additionally, Mr. Mahoney has been issued 200,000 stock options which vest over the term of the employment agreement. Mr. Mahoney shall receive a minimum of 300,000 stock options per year on the anniversary of the date of the employment agreement. The stock options shall vest semi-annually beginning 180 days following the date of initial issuance.

On April 15, 2010, we entered into an employment agreement with Mr. Andrew Wall.  The term of the employment agreement is 4 years and includes a monthly salary of $7,000 which shall begin in September 1, 2010. Additionally, Mr. Wall has been issued 100,000 stock options which vest over the term of the employment agreement. Mr. Wall shall receive a minimum of 200,000 stock options per year on the anniversary of the date of the employment agreement. The stock options shall vest semi-annually beginning 180 days following the date of initial issuance.

Item 9.01  Financial Statement and Exhibits

(a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

(b)  SHELL COMPANY TRANSACTIONS

Exhibits
Exhibit No.	Description
2.1	Share Exchange Agreement by and between the Company, American Standard and the American Standard Shareholders, dated October 1, 2010
3.1	Articles of Incorporation (incorporated by reference in the Registration Statement on Form SB-2 filed on April 3, 2006)
3.2	Bylaws (incorporated by reference in the Registration Statement on Form SB-2 filed on April 3, 2006 )
10.1	Scott Feldhacker Employment Agreement
10.2	Richard Macqueen Employment Agreement
10.3	Andrew Wall Employment Agreement
10.4	Scott Mahoney Employment Agreement
10.5	Scott Feldhacker Deferred Compensation Agreement
10.6	Richard Macqueen Deferred Compensation Agreement
10.7	2010 Equity Compensation Plan
10.8	Lease Purchase Agreement by and between American Standard Energy Corp. and Geronimo Holding Corp. dated April 28, 2010 (Bakken, ND).
10.9	Lease Purchase Agreement by and between American Standard Energy Corp. and CLW South Texas 2008, LP dated April 28, 2010 (Eagle Ford, TX).
10.10	Lease Purchase Agreement by and between American Standard Energy Corp. and XOG Operating LLC dated April 28, 2010 (University, TX).
10.11	Lease Purchase Agreement by and between American Standard Energy Corp. and Geronimo Holding Corp. dated April 28, 2010 (Wolfberry, TX).
99.1	The Audited Combined and Consolidated Financial Statements of American Standard as of December 31, 2008 and 2009 and Unaudited Combined and Consolidated Financial Statements as of June 30, 2010.
99.2	Williams Petroleum Consultants, Inc. Look Back Report to the Interests of American Standard Energy Corp. effective December 31, 2009.
99.3	Williams Petroleum Consultants, Inc. Look Back Report to the Interests of American Standard Energy Corp. effective December 31, 2008.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

FAMOUS UNCLE AL’S HOT DOGS & GRILLE, INC.

Date: October 4, 2010	By:	/s/Scott Feldhacker
Scott Feldhacker
Chief Executive Officer

Date: October 4, 2010	By:	/s/Scott Mahoney, CFA
Scott Mahoney
Chief Financial and Accounting Officer